EXHIBIT 2.1

EQUITY PURCHASE AGREEMENT

by and among

DLH HOLDINGS CORP. (the “Buyer”),

IRVING BURTON ASSOCIATES, LLC (the “Company”),

PROJECT INSIGHT HOLDINGS, inc. (the “Seller”),
As the Sole Equity Holder of the Company,

THE OWNERS OF THE SELLER,

and

ANNA L. RYAN, AS THE SELLERS’ REPRESENTATIVE

September 30, 2020

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LIST OF EXHIBITS AND DISCLOSURE SCHEDULES
EXHIBITS
Exhibit A             Principles and Procedures
Exhibit B            Escrow Agreement
Exhibit C            R&W Insurance Policy
Exhibit D            Restrictive Covenants Agreement

SCHEDULES
Schedule 2.5            Allocation Schedule
Schedule 3.2(d)        Third Party Consents
Schedule 7.3            Employee Matters
Schedule 7.11            Continuing Obligations to Directors and Officers

COMPANY DISCLOSURE SCHEDULES
Schedule 4.3            No Violation – Seller and Owners
Schedule 5.1            Organization
Schedule 5.2            Capitalization; Record Ownership of Equity
Schedule 5.5            No Violation – the Company
Schedule 5.6            Financial Statements; Liabilities; Accounts Receivable
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Schedule 5.7            Absence of Certain Changes
Schedule 5.8            Compliance with Laws; Permits
Schedule 5.9            Litigation
Schedule 5.10            Tax Matters
Schedule 5.11            Intellectual Property
Schedule 5.12            Real Property; Personal Property
Schedule 5.14            Material Contracts
Schedule 5.15            Government Contracts and Regulatory Matters
Schedule 5.16            Personnel
Schedule 5.17            Employee Benefit Matters
Schedule 5.18            Insurance
Schedule 5.19            Bank Accounts
Schedule 5.20            Suppliers and Customers
Schedule 5.21            Transactions with Related Persons
Schedule 5.23            No Other Agreement to Sell
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EQUITY PURCHASE AGREEMENT
THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 30, 2020, by and among (a) DLH Holdings Corp., a New Jersey corporation (the “Buyer”), (b) Irving Burton Associates, LLC, a Virginia limited liability company and successor-in-interest to the Corporation (including the Corporation, the “Company”), (c) Project Insight Holdings, Inc., a Virginia corporation (the “Seller”), (d) (i) Anna L. Ryan and (ii) The Northern Trust Company, not in an individual or corporate capacity, but solely as Trustee of The P. Marshall Ryan 2007 Dynasty Trust (the “Trust ”, and the Trust and Anna L. Ryan collectively are referred to as the “Owners” and individually as an “Owner”), and (e) Anna L. Ryan, as the representative of the Seller and of the Owners (the “Sellers’ Representative”).
RECITALS
WHEREAS (i) the Owners formed the Seller and filed any required elections to treat the Seller as an “S corporation” within the meaning of Code (as defined below) Section 1361 for U.S. federal and applicable state income Tax purposes, (ii) then, at least two days prior to the Closing, the Owners contributed (the “Contribution”) all of their capital stock in Irving Burton Associates, Inc., a Virginia corporation (the “Corporation”), to the Seller in exchange for all of the equity interests in the Seller which are held by the Owners in the same proportions as they owned the stock of the Corporation immediately prior to the Contribution, and the Seller became the sole stockholder of the Corporation, (iii) the Seller then filed the appropriate elections to cause the Corporation to be treated as a “qualified subchapter S subsidiary” of the Seller within the meaning of Code Section 1361(b)(3)(B) for U.S. federal and applicable state income Tax purposes, effective as of the date of the Contribution, at which point the Corporation became disregarded as an entity separate from the Seller for federal and applicable state income Tax purposes, (iv) at least one day after the Contribution and at least one day prior to the Closing, the Corporation then converted from a corporation to a limited liability company and became a limited liability company under Virginia Law (the “Conversion”) and remained disregarded as an entity separate from the Seller for federal and applicable state income Tax purposes, and (v) the Seller entered into the Company’s Operating Agreement to, among other things, reflect that the Company became a wholly-owned subsidiary of the Seller (collectively, the “Reorganization”);
WHEREAS, immediately following the Reorganization and prior to the Closing, the Seller owns all of the issued and outstanding equity interests of the Company (the “Equity”), consisting of the “membership interest” provided in the Operating Agreement;
WHEREAS, the Seller desires to sell and to convey the Equity to the Buyer, and the Buyer desires to purchase the Equity from the Seller, upon the terms and conditions set forth in this Agreement;
WHEREAS, the Equity that is to be sold and conveyed to the Buyer under this Agreement constitutes all of the issued and outstanding equity securities of the Company;
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WHEREAS, each of the Owners will benefit from the transactions evidenced by the Transaction Documents and each Owner has agreed to join in this Agreement to induce the Buyer to enter into this Agreement and the other Transaction Documents to which the Buyer is a party;
WHEREAS, the parties intend that the Reorganization will be treated as a reorganization within the meaning of Code Section 368(a)(1)(F) (an “F Reorganization”) and that the sale and purchase of the Company will be treated as the sale and purchase of the Company’s assets from the Seller for income Tax purposes; and
WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the Owners and the Seller are delivering that certain Restrictive Covenants Agreement to the Buyer in order to protect the value of the Buyer’s and the Company’s business.
NOW, THEREFORE, in consideration of the premises, the mutual covenants, agreements, representations, and warranties herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1.
DEFINITIONS
1.1Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Adjusted Closing Consideration” means the Closing Base Consideration, as adjusted by the Closing Adjustment and as further adjusted by the Post-Closing Adjustment.
“Adjustment Escrow Account” shall mean the escrow account with respect to the Adjustment Escrow Amount.
“Adjustment Escrow Amount” shall mean an amount equal to $200,000.00, together with all interest and other earnings thereon.
“Affiliate” means (i) with respect to a Person that is not an individual (a) a Person that directly or indirectly controls, is controlled by or is under common control with that Person, or (b) with respect to any trust, the beneficiaries, trustees and grantors of the trust, and (ii) with respect to an individual, (1) immediate family members of the individual, by blood, adoption or marriage; or (2) any Person who is under the control of the individual. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by control of credit arrangement, as trustee or executor, or otherwise.
“Agreement” has the meaning set forth in the preamble hereto.
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“Allocation Schedule” has the meaning set forth in Section 2.5.
“Benefit Plans” has the meaning set forth in Section 5.17(a).
“Business Day” shall mean any day other than a Saturday, Sunday or any other day in which banks in the Commonwealth of Virginia are authorized to be closed for business.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Fundamental Representations” means Section 6.1 (Organization), Section 6.2 (Authorization and Enforceability) and Section 6.8 (Brokers).
“Buyer Indemnitees” has the meaning set forth in Section 8.1.
“Cap” has the meaning set forth in Section 8.4(d).
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).
“Cash” shall mean, as of the date of determination, the aggregate amount of unrestricted cash and cash equivalents held in the Bank Accounts, including money market accounts, of the Company, minus the aggregate balance of all outstanding checks or other debit instruments written against the Company’s accounts, and a negative balance in “Cash” shall be a liability of the Company.
“Change in Control Payments” shall mean all bonuses, severance payments or change in control payments which are payable to any current or former employee of the Company in connection with the transactions contemplated by this Agreement, including those set forth on Schedule 5.16(b) and included in the Estimated Transaction Expenses.
“Charter” means such Person’s Articles or Certificate of Incorporation, Organization or Formation, or their equivalent, and all amendments, modifications or supplements thereto.
“Claim” shall mean any claim, action, litigation, audit, investigation, proceeding (arbitral, administrative, legal or otherwise, including any informal proceeding), suit, hearing, settlement, stipulation, investigation, charge, complaint, demand or similar matter.
“Closing” has the meaning set forth in Section 3.1.
“Closing Adjustment” has the meaning set forth in Section 2.3(a).
“Closing Balance Sheet” has the meaning set forth in Section 2.3(a).
“Closing Base Consideration” shall mean Thirty-Two Million Dollars ($32,000,000).
“Closing Certificates” has the meaning set forth in Section 5.26.
“Closing Date” has the meaning set forth in Section 3.1.
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“Closing Payment” has the meaning set forth in Section 2.2(a).
“Code” shall mean the Internal Revenue Code of 1986 and rules and regulations promulgated pursuant thereto, each as amended and in effect from time to time.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Intellectual Property” has the meaning set forth in Section 5.11(a)(iii).
“Competitive Services” has the meaning as set forth in the Restrictive Covenants Agreement.
“Confidential Information” shall mean any information concerning the business and affairs of the Company, or the assets, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.
“Continuing Employees” has the meaning set forth in Section 7.3.
“Contracts” shall mean all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Company Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), other than Government Contracts, to which the Company is a party or which are binding upon the Company or its assets, and which are in effect on the date hereof or otherwise have outstanding rights or obligations.
“Cooke & Smith Retention Amount” means $90,000.
“COVID-19” means the novel coronavirus COVID-19 and related pandemic.
“Current Government Contracts” has the meaning set forth in Section 5.15(a)(i).
“DCSA” has the meaning set forth in Section 5.15(f).
“Deductible” has the meaning set forth in Section 8.3(a).
“Determination” has the meaning set forth in the definition of “Dispute Resolution Procedure” contained in this Section 1.
“Discharges” has the meaning set forth in Section 2.3(a).
“Disclosure Schedules” shall mean the disclosure schedules to this Agreement.
“Dispute Resolution Procedure” shall mean the procedure pursuant to which the items in dispute under Section 2.3 are referred by either the Buyer or the Sellers’ Representative for determination as promptly as practicable to the Independent Accounting Firm, which will be
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jointly engaged by the Buyer and the Sellers’ Representative pursuant to an engagement letter in customary form which each of the Buyer and the Sellers’ Representative must execute. The Independent Accounting Firm must prescribe procedures for resolving the disputed items and in all events must make a written determination, with respect to such disputed items only (whether and to what extent, if any, the Closing Balance Sheet and the accompanying calculations of the Net Working Capital, Indebtedness, Cash, and Transaction Payments at the Closing require Post-Closing Adjustment based on the terms and conditions of this Agreement (a “Determination”)). The Determination must be based solely on presentations with respect to such disputed items by the Buyer and the Sellers’ Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided, however, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by the Buyer or the Sellers’ Representative in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm (provided all such materials are also delivered to the other party). Each of the Buyer and the Sellers’ Representative must use commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items (but in any event, such presentations must be made no later than fifteen (15) days following the date on which the disputed items are submitted to the Independent Accounting Firm), and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Accounting Firm. The Buyer and the Sellers’ Representative must instruct the Independent Accounting Firm to deliver the Determination to the Buyer and the Sellers’ Representative no later than thirty (30) days following the later of the dates on which the Buyer and the Sellers’ Representative make their presentation. In deciding any matter, the Independent Accounting Firm (i) will be bound by the provisions of Section 2.3, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Sellers’ Representative or less than the smallest value for such item claimed by the Buyer or the Sellers’ Representative, and (iii) will be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions contained herein. The Independent Accounting Firm may consider only those items and amounts in dispute (as applicable) which the Buyer and the Sellers’ Representative were unable to resolve. In the absence of fraud or manifest error, the Determination will be conclusive and binding upon the parties and the parties will act in accordance with the Determination. The determination of the Independent Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other Law. All fees and expenses of the Independent Accounting Firm incurred in connection with any dispute under Section 2.3 will be borne one-half by the Sellers’ Representative (on behalf of the Seller and the Owners) and one-half by the Buyer; provided, that, the Seller (or the Sellers’ Representative on behalf of the Seller and the Owners), the Owners or the Buyer, as the case may be, shall bear all the costs of such resolution if the Independent Accounting Firm determines that such party’s position was without merit.
“Environmental Laws” shall mean any Law relating to pollution or protection of the environment or public health and safety including Laws relating to the use, manufacture, production, processing, importation, refinement, emission, treatment, storage, transportation,
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handling, release, discharge, spill, emission, transportation, or disposal of Hazardous Materials; or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and, including, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. (“EPCRA”), and other comparable state and local Laws and all rules, regulations and policy or guidance documents promulgated pursuant thereto or published thereunder. Environmental Laws include any Laws relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures.
“Equity” has the meaning set forth in the Recitals.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any entity that together with the Company is (or at any time was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” shall mean Citibank, N.A.
“Escrow Agreement” shall mean the Escrow Agreement in substantially the form attached hereto as Exhibit B to be entered into among the Seller, the Buyer, and the Escrow Agent.
“Escrow Amount” shall mean an amount equal to the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Estimated Cash” has the meaning set forth in Section 2.3(a).
“Estimated Indebtedness” has the meaning set forth in Section 2.3 (a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).
“Estimated Purchase Price” means the (i) Closing Base Consideration, plus or minus (ii) the Estimated Spread, minus (iii) the Estimated Indebtedness, minus (iv) the Estimated Transaction Payments, plus (v) the Estimated Cash minus (vi) the Escrow Amount.

“Estimated Spread” shall mean the difference between Estimated Net Working Capital and Target Net Working Capital. For the avoidance of doubt, the Estimated Spread shall adjust the Estimated Purchase Price as follows: (i) if Estimated Net Working Capital exceeds the Target Net Working Capital, then the Estimated Purchase Price will be increased dollar-for-dollar by the amount of the Estimated Spread; and (ii) if Estimated Net Working Capital is less
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than the Target Net Working Capital, the Estimated Purchase Price will be decreased dollar-for-dollar by the amount of the Estimated Spread.
“Estimated Transaction Payments” has the meaning set forth in Section 2.3(a).
“Excluded Facility” means the Company’s use of facilities of Governmental Authority customers of the Company in accordance with the Current Government Contracts in the Ordinary Course of Business and telework arrangements by employees (excluding any telework arrangement to which the Company is a party or for which the Company incurs an expense) of the Company.
“F Reorganization” has the meaning set forth in the Recitals.
“Facility Security Clearances” has the meaning set forth in Section 5.15(f).
“FAR” has the meaning set forth in Section 5.15(b)(i).
“Final Cash” has the meaning set forth in Section 2.3(b).
“Final Indebtedness” has the meaning set forth in Section 2.3(b).
“Final Net Working Capital” has the meaning set forth in Section 2.3(b).
“Final Purchase Price” means (i) the Closing Base Consideration, plus or minus (ii) the Final Spread, minus (iii) the Final Indebtedness, minus (iv) the Final Transaction Payments, plus (v) Final Cash, minus (vi) the Escrow Amount.

“Final Spread” means the difference between Final Net Working Capital and Target Net Working Capital. For the avoidance of doubt, the Final Spread shall adjust the Final Purchase Price as follows: (i) if Final Net Working Capital exceeds the Target Net Working Capital, then the Final Purchase Price will be increased dollar-for-dollar by the amount of the Final Spread; and (ii) if Final Net Working Capital is less than the Target Net Working Capital, the Final Purchase Price will be decreased dollar-for-dollar by the amount of the Final Spread.
“Final Transaction Payments” has the meaning set forth in Section 2.3(b).
“Financial Statements” has the meaning set forth in Section 5.6(a).
“Flow of Funds Memorandum” shall have the meaning set forth in Section 2.3(a).
“Fraud” shall mean with respect to any party, an actual and intentional misrepresentation of fact committed by such party with respect to the making of representations and warranties contained in Article 4, Article 5, or Article 6, or in any Closing Certificate, as the case may be (in each case, as modified by the Disclosure Schedules as applicable); provided, that such fraud of such party will be deemed to exist only if (i) such party had actual knowledge that the representation or warranty made by such party was actually breached or inaccurate as to a material fact when made; (ii) that such representation or warranty was made with the intent to
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induce another party to rely thereon and take action or refrain from taking action (including by consummating the transactions contemplated by this Agreement); (iii) such reliance or subsequent action or inaction by such other party was justifiable; and (iv) such action or inaction resulted in Losses to such other party.

“Fundamental Representations” shall mean the representations and warranties of the Owners, Seller, the Company and the Buyer set forth in Section 4.1 (Authorization and Enforceability), Section 4.2 (Ownership), Section 5.1 (Organization), Section 5.2 (Capitalization, Record Ownership of Equity), Section 5.4 (Authorization and Enforceability), and Section 5.22 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.
“General Representations” shall mean representations and warranties of the Owners, the Seller, the Company, and the Buyer in Article 4, Article 5, and Article 6, and any Closing Certificates, as the case may be, that are neither Fundamental Representations nor Tax Representations.
“Governing Documents” means such Person’s bylaws, partnership agreement, limited liability company/operating agreement, or any organizational or other constituent document, as applicable, and all amendments, modifications or supplements thereto.
“Government Bid” shall mean any unexpired bid, quotation, offer, proposal, or other submission made by the Company, which, if accepted or successful, will result in a Government Contract.
“Government Contract” shall mean any prime contract, subcontract, teaming agreement, basic ordering agreement or blanket purchasing agreement, pricing agreement, letter contract or other similar arrangement of any kind between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order, or an amendment, modification or supplement under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Governmental Authority” shall mean any foreign, federal, state or local governmental or quasi-governmental or administrative body or entity or subdivision of any of the foregoing including any authority, department, agency, commission, board, bureau, agency, court, tribunal, administrative hearing body, or other instrumentality.
“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws, or that poses a hazard to the health and safety of persons
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or the environment. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances’’ as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.
“Indebtedness” shall mean with respect to the Company, at any date, without duplication, (i) all obligations of the Company for borrowed money, including, (a) all unpaid principal, accrued and unpaid interest, premiums, fees, expenses, overdrafts and prepayment penalties, and all other amounts payable with respect thereto, and including indebtedness pursuant to related-party transactions or amounts due to or from any Affiliate (including RockDove Solutions, Inc.) (b) termination fees, expenses or breakage costs due upon prepayment of such obligations or payable with regard to such obligations in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, (ii) all obligations of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, including any amounts obtained by the Company pursuant to the CARES Act Loan (regardless of whether evidenced by note, debenture, bond or similar instrument), (iii) all obligations of the Company that are required to be classified and accounted for as capital lease obligations under GAAP, (iv) all obligations of the type referred to in the preceding clauses that are secured by a Lien on the assets of the Company (excluding such obligations for which the responsibility or liability of the Company is actually released prior to or upon the Closing), (v) all obligations whether issued or assumed for deferred purchase price payments, (vi) all obligations requiring the reimbursement of any obligor on any line or letter of credit, capital lease, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vii) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made, whether periodically or upon the happening of a contingency, (viii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) all obligations related to deferred revenue or customer prepayments, (x) any payroll Taxes or similar Taxes imposed on the Company prior to the Closing or that otherwise relate to compensation accrued in Net Working Capital, in each case, that are deferred under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) until after the Closing Date, (xi) any Liabilities for rate variances with respect to the period prior to the Closing, and (xii) all guarantees of the obligations of another Person with respect to the foregoing. For clarity, any item actually included in “Estimated Indebtedness” or “Final Indebtedness” shall not be duplicated in the Estimated and/or Final Net Working Capital, the Estimated and/or Final Transaction Payments, or the Estimated and/or Final Cash.
“Indemnified Party” has the meaning set forth in Section 8.5(a).
“Indemnifying Party” has the meaning set forth in Section 8.5(a).
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“Indemnity Escrow Account” shall mean the escrow account established with the Escrow Agent with respect to the Indemnity Escrow Amount.
“Indemnity Escrow Amount” shall mean an amount equal to $160,000 placed in escrow to cover claims that arise out of the Seller and the Owners’ obligations under Section 8.1 of this Agreement, together with all interest and other earnings thereon.
“Independent Accounting Firm” shall mean Grant Thornton LLP, provided, however, if the foregoing firm is unable to serve as the Independent Accounting Firm for any reason, the Buyer and the Sellers’ Representative shall, within five (5) days of receiving notice that such party is unable to serve as the Independent Accounting Firm, jointly appoint such other recognized accounting firm with expertise in Government Contracts as mutually agreed to by the Buyer and the Sellers’ Representative, provided, further, that if the Buyer and the Sellers’ Representative are unable to so mutually agree, then the “Independent Accounting Firm” shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Independent Accounting Firm may not have, or have had in the last three (3) years, a business relationship with the Company or the Buyer.
“Intellectual Property” shall mean all of the following as they exist in any jurisdiction throughout the world: (i) issued patents and patent applications, and any divisionals, continuations, continuations-in-part, renewals, reexaminations, substitutions, extensions, or reissues thereof, and the rights related thereto; (ii) trademarks, service marks, trade dress, trade names, and Internet domain names, (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof; (iii) works of authorship, copyright registrations, and applications for copyright registration, and any extensions or renewals thereof; (iv) trade secrets and other forms and types of confidential or non-public business, financial, research or development, pricing and cost, or technical information, concepts, ideas, designs, processes, procedures, techniques, specifications, operating and maintenance manuals, drawings, methods, know-how, data, databases, formulas, compositions, methods, customer and supplier lists, business and marketing plans, proposals, inventions and invention disclosures (whether or not patentable, but in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued patents) and the trade secret rights that are related thereto; (v) computer software, including all source code, object code, and documentation related thereto (“Software”), and (vi) the right to sue and recover for past, present and future infringement of any of the foregoing.
“IP Licenses” has the meaning set forth in Section 5.11(a)(ii).
“Knowledge” (i) when used in connection with the Buyer, shall mean the actual knowledge of Kathryn JohnBull and Zach Parker, (ii) when used in connection with the Company, shall mean the actual knowledge of Anna Ryan, Mary Dowdall and Linh Ly, Cleveland Cooke, Quinn Smith and Julie Lucas (the “Knowledge Group”); and such knowledge as would reasonably be expected to be discovered by any of the foregoing Persons in the course of diligently performing their respective responsibilities, (iii) when used in connection with the Seller, shall mean the actual knowledge of the Owners, and (iv) with respect to any other
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Person, the actual knowledge of such Person or any of its directors/managers or executive officers.
“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, Order, edict, rule, regulation, requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority.
“Liabilities” shall mean any and all debts, losses, expenses, liabilities, Taxes, Claim or obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown, mature or unmatured, or determined or indeterminable, whether due or to become due.
“Lien” shall mean any lien, mortgage, pledge, security interest, deed of trust, collateral assignment, joint ownership interest, restriction, option, right of first refusal, indenture, easement, restriction on voting, title or transfer, Uniform Commercial Code financing statement or any other encumbrance on, ownership interests in, or restriction of any kind.
“Listing” has the meaning set forth in Section 5.15(d).
“Lookback Date” means the date that is five (5) years prior to the Closing Date, provided, however, with respect to the representations set forth in Section 5.17 related to ERISA, “Lookback Date” means the date that is six (6) years prior to the Closing Date.
“Losses” shall mean actual Claims, Liabilities, losses, fines, costs, judgments or amounts paid in settlements, penalties, assessments, damages (including reasonable attorneys’ fees and the costs of investigation and enforcement of this Agreement); provided, however, that “Losses” shall in no event be calculated to include exemplary or punitive damages, except and only to the extent that such damages are awarded to a third party.
“Material Adverse Effect” shall mean any event, fact, change, circumstance or effect, individually or in the aggregate with other events, facts, changes, circumstances or effects, which has had or is reasonably expected to have, a material adverse effect on (i) the assets, business, properties, results of operations, Liabilities, financial condition or business of the Company (taken as a whole); or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; but does not include any adverse effect resulting from any event, fact, change, circumstance or effect relating to (A) the economy or financial, banking or securities markets in general, (B) the industries in which the Company operates (C) national or international political, regulatory or social conditions, including acts of terrorism, the engagement by the United States in hostilities or the COVID-19 pandemic, or (D) any change in Law or accounting rules or principles, including any change in GAAP; (E) compliance by the Seller or the Buyer with the terms of, or taking any action required by, this Agreement or any Transaction Document; or (F) the public announcement, execution or performance of this Agreement by the Seller, the Company or the Buyer or the consummation of the transactions contemplated hereby, provided, however, that any change, circumstance or effect caused by any of the items described in clauses (A) through (D) above
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may be taken into account in determining whether there has been a Material Adverse Effect to the extent that any such event, fact, change, circumstance or effect disproportionately affects the Company relative to the other participants in the industry in which the Company operates.
“Material Contracts” has the meaning set forth in Section 5.14(a).
“Most Recent Financial Statements” has the meaning set forth in Section 5.6(a).
“Net Working Capital” shall mean, as of 11:59 p.m. Washington, DC time, without duplication, the difference (whether positive or negative) between (i) the current assets of the Company (excluding Cash and Tax assets, if any, but including that certain pre-paid tax expense for the Company’s Business, Professional, and Occupational License Tax, in an amount not to exceed $14,000), and (ii) the current liabilities of the Company, each determined in accordance with GAAP, and to the extent inconsistent with GAAP, with the GAAP variances expressly identified in the Principles and Procedures as “GAAP Variances”. Notwithstanding the foregoing, for purposes of calculating Net Working Capital, the Company’s current liabilities shall expressly exclude such amounts actually included in any applicable calculation of Indebtedness and Transaction Payments, if any, in each case to the extent otherwise paid at or prior to the Closing, and any and all income Tax Liabilities. For clarity, any item actually included in “Estimated Net Working Capital” or “Final Net Working Capital” shall not be duplicated in Estimated and/or Final Indebtedness, Estimated and/or Final Transaction Payments or Estimated Cash and/or Final Cash.
“NISPOM” has the meaning set forth in Section 5.15(f).
“OCI” has the meaning set forth in Section 5.15(b)(v).

“Order” shall mean any order, decree, ruling, judgment, injunction, writ, binding decision, judicial award or other action put into effect by or under the authority of any Governmental Authority.
“Ordinary Course of Business” shall mean, with respect to any Person, an action taken by such Person if such action is recurring in nature, is consistent in all material respects with the past practices of the Person and is taken in the ordinary course of the day-to-day operations of such Person.
“Owner” or “Owners” has the meaning set forth in the preamble to this Agreement.
“Permits” has the meaning set forth in Section 5.8(b).
“Permitted Liens” shall mean (i) Liens for Taxes and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals and reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar encumbrances imposed by applicable Law in the Ordinary Course of Business for sums not yet due and payable, or (iii) statutory Liens arising by operation of Law with respect to a Liability which is not delinquent.
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“Person” shall mean any natural individual, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.
“Personnel Security Clearance” has the meaning set forth in Section 5.15(f).
“Post-Closing Adjustment” means the amount of the adjustment required to be paid pursuant to Section 2.3(c).
“Pre-Closing Tax Proceeding” has the meaning set forth in Section 7.5(g)(i).
“Pre-Closing Taxable Periods” has the meaning set forth in Section 7.5(a).
“Preliminary Statement” has the meaning set forth in Section 2.3(a).
“Principles and Procedures” shall mean the principles and procedures, together with a sample calculation as of July 31, 2020, set out on Exhibit A attached hereto which is in accordance with GAAP, except as otherwise expressly identified as a “GAAP Variance” on Exhibit A, and to the extent consistent with GAAP, is in a manner consistent with the historical practice of the Company.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“R&W Insurance Policy” shall mean the buyer-side representations and warranties insurance policy issued by Beazley obtained by the Buyer, a copy of which is attached hereto as Exhibit C.

“R&W Insurance Policy Expenses” shall mean the aggregate amount of all costs and expenses due and payable to the provider of the R&W Insurance Policy in connection with the procurement of the R&W Insurance Policy, including underwriting fees and expenses, premiums, brokerage expenses, and Taxes.
“Related Person” has the meaning set forth in Section 5.21.

“Reorganization” has the meaning set forth in the Recitals.

“Restrictive Covenants Agreement” shall mean the Restrictive Covenants Agreements in substantially the form attached hereto as Exhibit D to be entered into among the Buyer, the Seller and the Owners.

“SAM” has the meaning set forth in Section 5.15(d).
“SDN” has the meaning set forth in Section 5.15(d).
“Section 409A Plan” has the meaning set forth in Section 5.17(j).
“Securities Act” shall mean the Securities Act of 1933, as amended.
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“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Indemnitees” has the meaning set forth in Section 8.2.
“Sellers’ Representative” has the meaning set forth in Section 7.4.
“Software” has the meaning set forth in the definition of Intellectual Property contained in this Section 1.
“Straddle Periods” has the meaning set forth in Section 7.5(b).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority or more of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Tail Policy” has the meaning set forth in Section 7.12.
“Target Net Working Capital” shall mean One Million Four Hundred Thousand Dollars ($1,400,000).
“Tax” or “Taxes” shall mean, however denominated, any and all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions, fees or other similar government charges, including, without limitation, all net income, gross income, estimated income, gross receipts, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, social security, unemployment, worker’s compensation, commercial rent, withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, customs, duties, escheat, unclaimed property and excise taxes, including interest, penalties and additions (to the extent applicable) thereto whether disputed or not.
“Tax Representations” shall mean the representations and warranties of the Company, the Seller and the Owners set forth in Section 5.10.
“Tax Return” shall mean any report, return, document, declaration or other information or filing (including any schedules or attachments thereto and any amendments thereof) supplied or required to be supplied to any Governmental Authority or jurisdiction (foreign or domestic) with respect to Taxes of the Company, including, without limitation, information returns, where permitted or required, any documents with respect to or accompanying payments of estimated
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Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Trade Compliance Laws” has the meaning set forth in Section 5.15(h)(ii).
“Transaction Documents” shall mean this Agreement, including the Exhibits and Disclosure Schedules attached hereto, and all agreements, documents, certificates or instruments being delivered pursuant to this Agreement.
“Transaction Payments” shall mean, to the extent not paid prior to the Closing, (i) the commissions, fees, costs and expenses (including legal, accounting, advisory or other similar expenses and investment bankers fees and expenses) incurred or payable by the Company, the Seller or the Owners (excluding, for the avoidance of doubt, any fees incurred on behalf of the Buyer following the Closing) in connection with the transactions contemplated by this Agreement and the Transaction Documents; (ii) all Change In Control Payments (including the employer portion of any withholding and payroll Taxes attributable to such payments, whether or not deferred under Section 2302 of the CARES Act), which are payable on or before the Closing; (iii) any Change In Control Payments (including the employer portion of any withholding and payroll Taxes attributable to such payments, whether or not deferred under Section 2302 of the CARES Act), which are payable after the Closing, excluding the Cooke & Smith Retention Amount; (iv) all retention payments (excluding the Cooke & Smith Retention Amount) or profit sharing bonuses with respect to agreements or arrangements (other than a 401(k) plan) entered into by the Company on or prior to the Closing Date (including the employer portion of any withholding and payroll Taxes attributable to such payments, whether or not deferred under Section 2302 of the CARES Act); (v) fifty percent (50%) of the R&W Insurance Policy Expenses, provided that such expenses shall not exceed $100,000; (iv) 50% of any Transfer Taxes; (v) the aggregate amount of all premiums required to obtain the Tail Policies; and (vi) fifty percent (50%) of all fees payable pursuant to the Escrow Agreement. For clarity, any item actually included in “Estimated Transaction Payments” or “Final Transaction Payments” shall not be duplicated in the Estimated and/or Final Net Working Capital, the Estimated and/or Final Indebtedness, or the Estimated and/or Final Cash.
“Treasury Regulations” shall mean the regulations prescribed pursuant to the Code.
ARTICLE 2.
SALE AND PURCHASE OF THE EQUITY
2.1Sale and Purchase of the Equity. Upon and subject to the terms and provisions of this Agreement, the Buyer shall purchase and accept delivery from the Seller, and the Seller shall sell, assign, transfer, and deliver to the Buyer, on the Closing Date, all of the Equity, free and clear of all Liens other than those imposed by applicable securities laws.
2.2Consideration; Closing Payments.

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(a)The aggregate purchase price (the “Purchase Price”) for the Equity will be equal to: the Closing Base Consideration, plus or minus (as applicable) the Closing Adjustment, plus the Estimated Cash, minus the sum of: (x) the Escrow Amount, (y) the Estimated Indebtedness, and (z) the Estimated Transaction Payments (the aggregate amount payable by the Buyer to the Seller at the Closing is sometimes referred to herein as the “Closing Payment”), as further adjusted following the Closing pursuant to Section 2.3(b) by the Post-Closing Adjustment.
(b)At the Closing, the Buyer shall:
(i)deliver to the Seller, the amount of the Closing Payment;
(ii)deliver to the Escrow Agent, the Escrow Amount;

(iii)deliver to the parties (if applicable) listed in the Flow of Funds Memorandum, the Estimated Indebtedness; and

(iv)deliver to the parties listed on the Flow of Funds Memorandum, the Estimated Transaction Payments, provided that, as set forth on the Flow of Funds Memorandum, the Change In Control Payments identified therein shall be delivered to the Company and the Company shall thereafter remit to each eligible recipient in a special payroll run on the Closing Date, the amount in cash set forth on the Flow of Funds Memorandum, net of any applicable payroll, other withholding taxes or other required deductions.

(c)Before or immediately prior to the Closing, the Company shall distribute to the Seller all Cash and long-term mutual fund investments held by the Company.

(d)The parties agree that the Seller may claim any income Tax deductions allowable under applicable Law with respect to the Final Transaction Payments and Final Indebtedness (to the extent deductible or capitalizable, including but not limited to any accrued interest associated with Indebtedness), and the Buyer agrees that neither it nor the Company shall claim any deduction for such Final Transaction Payments and Final Indebtedness on its respective income Tax Returns.

2.3Adjustment to Purchase Price.
(a)Not later than three (3) Business Days prior to the Closing Date, the Company delivered to the Buyer a certificate signed by an officer of the Company, the Seller and the Sellers’ Representative setting forth the Company’s good faith estimate of (i) the aggregate amount of unpaid Indebtedness as of the Closing (the “Estimated Indebtedness”), together with payoff letters and wire transfer instructions from the applicable creditors (the “Discharges”), (ii) the aggregate amount of unpaid Transaction Payments as of the Closing (the “Estimated Transaction Payments”), together with wire transfer instructions for each recipient of the Estimated Transaction Payments, (iii) the Net Working Capital as of the Closing (the “Estimated Net Working Capital”) prepared in accordance with this Agreement, (iv) the Cash as of the Closing (the “Estimated Cash”) (v) the balance sheet for the Company as of the Closing (the “Estimated Closing Balance Sheet”), and (vi) the amount of the Closing Payment and the
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related flow of funds to the Seller or any other Persons pursuant to the transactions contemplated by this Agreement (including wire transfers with respect thereto) (collectively, the “Flow of Funds Memorandum”). The Closing Base Consideration will be adjusted by the Estimated Spread at the Closing either (x) upward by an amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital or (y) downward by an amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital (such amount in (x) or (y), as applicable the “Closing Adjustment”).
(b)No later than seventy-five (75) days following the Closing Date, the Buyer will prepare and deliver to the Sellers’ Representative the Buyer’s good faith determination of: (i) the Closing Balance Sheet and actual Net Working Capital as of the Closing, (ii) the amount of Indebtedness as of the Closing, (iii) the amount of Transaction Payments as of the Closing, and (iv) the amount of Cash as of the Closing (and identifying any adjustments and the proposed amount of the Final Purchase Price under Section 2.3(c) as a result of such determinations). If the Sellers’ Representative does not object pursuant to this Section 2.3(b) to the Buyer’s determinations within thirty (30) days after receipt thereof, or accepts such determinations in writing during such thirty (30) day period, the Purchase Price will be adjusted as set forth in the Buyer’s notice of its determinations, and payment made in accordance with Section 2.3(c). If the Sellers’ Representative objects to all or part of the Buyer’s determinations, the Sellers’ Representative will notify the Buyer in writing of such objections within thirty (30) days after the Sellers’ Representative’s receipt thereof (such notice setting forth in reasonable detail all disputed items and the basis for such objections). During such thirty (30) day period, the Buyer will permit the Sellers’ Representative reasonable access to such work papers relating to the preparation of the Buyer’s determinations as may be reasonably necessary to review in detail the manner in which the Buyer’s determinations were prepared as reasonably requested by the Sellers’ Representative (subject to the confidentiality obligations set forth in the Restrictive Covenants Agreement). The Buyer and the Sellers’ Representative will thereafter negotiate in good faith to resolve any such objections. If the Buyer and the Sellers’ Representative are unable to resolve all of such differences within twenty (20) days after the Buyer’s receipt of the Sellers’ Representative’s objections, either the Buyer or the Sellers’ Representative may require the other party to resolve such dispute by way of the Dispute Resolution Procedure by providing such other party written notice of such demand. The term “Final Net Working Capital”, “Final Indebtedness”, “Final Transaction Payments” and “Final Cash” shall mean the definitive Net Working Capital, the definitive Indebtedness, the definitive Transaction Payments, and the definitive Cash, as each is finally determined by default or mutual written agreement pursuant to this Section 2.3(b), or by the Dispute Resolution Procedure.

(c)Within ten (10) days after the determination of the Final Net Working Capital, Final Indebtedness, Final Transaction Payments, and Final Cash:

(i)if the Final Purchase Price exceeds the Estimated Purchase Price, then the Buyer shall pay to the Seller, an amount equal to such positive difference; and

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(ii)if the Estimated Purchase Price exceeds the Final Purchase Price, then the Seller (or, if Seller has dissolved pursuant to Section 7.10, the Sellers’ Representative) shall direct the Escrow Agent to pay to the Buyer such negative difference out of the Adjustment Escrow Account in accordance with the Escrow Agreement by wire transfer to an account designated by the Buyer. At Buyer’s sole election and discretion, to the extent that the amount owed to the Buyer pursuant to this Section 2.3(c)(ii) exceeds the Adjustment Escrow Account, the amount of such excess shall promptly be paid out of the Indemnity Escrow Account. The Seller and the Owners shall be jointly and severally liable to the Buyer for any further payment to the extent that the amount owed to the Buyer pursuant to this Section 2.3(c)(ii) exceeds the Adjustment Escrow Amount. With respect to the payments contemplated by this Section 2.3(c)(ii), the Seller (or if the Seller has dissolved pursuant to Section 7.10, the Sellers’ Representative) and the Buyer will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay on behalf of the Seller, within the time periods required for such payment by the Escrow Agreement, an amount equal to any such payment from the Adjustment Escrow Account and, if applicable, the Indemnity Escrow Account.

2.4Escrow. The terms, conditions and procedures by which the Escrow Amount shall be disbursed shall be set forth in the Escrow Agreement. The Adjustment Escrow Account shall be distributed by the Escrow Agent in accordance with Section 2.3(c) and this Section 2.4 and the Escrow Agreement. Within five (5) Business Days after the final determination of the Final Net Working Capital, Final Indebtedness, and Final Transaction Payments pursuant to Section 2.3, the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Seller the amount of the Adjustment Escrow Account, if any, then remaining. The Indemnity Escrow Account shall be distributed by the Escrow Agent in accordance with Section 7.8 and the Escrow Agreement.

2.5Purchase Price Allocation. Buyer and Seller understand and agree that the purchase and sale of the Equity will be treated for income Tax purposes as a purchase of the Company’s assets by the Buyer and will be treated for income Tax purposes as a sale of the Company’s assets by the Seller. For purposes of Section 1060 of the Code, the Buyer and the Seller agree to allocate the Purchase Price, any assumed liabilities and any other relevant items among the assets of the Company and the covenants in Section 7.4 in accordance with the methodology set forth on Schedule 2.5 (the “Allocation Schedule”) provided, that, no more than $100,000 of the Purchase Price will be allocated for Tax purposes to the restrictive covenants set forth in the Restrictive Covenants Agreement, provided, further, that the foregoing allocation amount shall not obviate or reduce the remedies (including the amount thereof) available to the Buyer pursuant to the terms of this Agreement with respect to breaches of Section 7.4. Any adjustments to the Purchase Price pursuant to this Agreement will be allocated in a manner consistent with the methodology used in preparing the Allocation Schedule. The Allocation Schedule shall be binding upon the parties. The Buyer, the Company, the Seller, and the Owners will report the allocation of the total consideration among the assets in a manner consistent with the Allocation Schedule and will act in accordance with the Allocation Schedule in the preparation and timely filing of all Tax Returns (including filing Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and
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any other forms or statements required by the Code, Regulations, the Internal Revenue Service or any applicable state or local taxing authority) and will not take any position or action inconsistent therewith upon examination of any Tax Return, in any amended return or refund claim, in any audit, other Tax proceeding or otherwise. The Buyer shall, with the assistance of an independent, reputable accounting or valuation firm, prepare and deliver a draft of the Allocation Schedule and IRS Form 8594 to the Sellers’ Representative within thirty (30) days after the date that the Net Working Capital has been finally determined and will make any reasonable revisions to the Allocation Schedule requested by the Sellers’ Representative within thirty (30) days of Buyer’s delivery of such draft. The Buyer and the Sellers’ Representative agree to promptly provide the other parties with any reasonable additional information with respect to the Buyer or the Company, as the case may be, and reasonable assistance required to complete the Allocation Schedule or IRS Form 8594 or to compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement and agree to amend the Allocation Schedule (as reasonably requested by the Buyer, which must be in a manner consistent with the Allocation Schedule) and any Form 8594 or other Tax filings as necessary to reflect any changes to the Purchase Price or other items taken into account under this Agreement, including Section 8.9. Each party will promptly inform the others of any challenge by any Taxing Authority to any allocation made under this Section 2.5.
2.6Tax Withholding. The Buyer and the Escrow Agent shall be entitled to deduct and withhold from the Purchase Price and any other payments contemplated by this Agreement such amounts as the Buyer or the Escrow Agent, in its reasonable discretion, determines is required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law, provided, that such withheld amounts are timely deposited with or paid to the appropriate Governmental Authority. To the extent that the amounts are withheld pursuant to the prior sentence, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. At the Closing, or at such time thereafter as reasonably requested by the Buyer or the Escrow Agent, the Seller shall provide the Buyer any Forms W-4, W-8 or W-9, any applicable state or local tax withholding forms, affidavits or certificates or other certificates or forms that the Buyer may request in order to allow the Buyer to meet its withholding and information reporting obligations under any Tax Law.

ARTICLE 3.
THE CLOSING
3.1Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the office of Odin Feldman & Pittleman PC, 1775 Wiehle Avenue, Suite 400, Reston, Virginia 20190 on the
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date of this Agreement. By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., e-mail/PDF) or facsimile with exchange of original signatures by overnight mail. To the extent permitted by applicable Law and GAAP, for Tax and accounting purposes, the Closing shall be deemed effective as of 11:59 p.m. Washington, D.C. time on the Closing Date (as defined below). The date on which the Closing actually occurs is referred to herein as the “Closing Date”.
3.2Documents to be Delivered to the Buyer.
On the Closing Date, the Company and the Seller will deliver, or cause to be delivered, to the Buyer:
(a)certificates, if certificated, representing the Equity, duly endorsed or accompanied by powers duly executed in blank and otherwise in form acceptable for transfer on the books of the Company;
(b)a certificate, in form and substance reasonably acceptable to the Buyer, executed by an appropriate officer of the Company, dated the Closing Date, and certifying that attached thereto are true and complete copies of: (i) the Charter and Governing Documents of the Company immediately prior to the and immediately after, the Reorganization; and (ii) the resolutions duly adopted by the Seller and board of managers of the Company authorizing the execution, delivery, and performance by the Company of this Agreement and each Transaction Document to which the Company is a party and the Reorganization, which resolutions have not been modified, rescinded, or amended and are in full force and effect as of the Closing Date;

(c)a certificate of good standing of the Company from the Commonwealth of Virginia and each jurisdiction where the Company is qualified to do business as a foreign entity, dated not earlier than thirty (30) days prior to the Closing Date;

(d)consents or waivers of third parties with respect to the Contracts or Government Contracts listed on Schedule 3.2(d) in form reasonably satisfactory to Buyer;

(e)written resignations and releases signed by the directors (other than Anna Ryan) and officers of the Company;

(f)an IRS Form W-9 for the Seller and each of the Owners;

(g)an affidavit executed by the Seller to the effect that it is not a “foreign person” within the meaning of Code Section 1445;

(h)the Escrow Agreement, duly executed by the Seller;

(i)the Flow of Funds Memorandum, duly executed by the Company, the Seller and the Sellers’ Representative;

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(j)the Discharges duly executed by each payee and documentation reasonably satisfactory to the Buyer evidencing the release and extinguishment of all of the Liens on any of the assets of the Company;

(k)evidence that each step of the Reorganization, including applicable Tax elections, properly were effected in accordance with applicable corporate and Tax Law;

(l)reasonably suitable documentation for the control of all bank and other financial accounts set forth on Schedule 5.19, as reasonably prescribed by the Buyer;

(m)the books and records of the Company, including the equity ledger, minute book and company seal of the Company;

(n)[Reserved];

(o)evidence of the termination of: (i) the Operating Agreement of the Company, without any further liability of the Company to the Seller, (ii) the Contract with Kipps DeSanto & Company with respect to the engagement represented to in Section 5.22, terminating any and all obligations of the Company with respect thereto and a release of the Company with respect thereto, (iii) Irving Burton Associates, Inc. Phantom Stock Plan, effective January 31, 2020 (the “Phantom Stock Plan”); and (v) the items set forth on Schedule 3.2(o);

(p)one or more CD-ROMs or alternatively portable “thumb drives,” in PC-readable format, that contain readable, working Adobe or other (i.e., Microsoft Office) portable document format files that set forth all of the documents made available, provided or delivered to the Buyer prior to the Closing; and

(q)the Restrictive Covenants Agreement, duly executed by the Seller and the Owners; and

(r)such other documents, as may be requested by the Buyer which are reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement.

3.3Documents and Items to be Delivered to the Seller and the Owners.
On the Closing Date, the Buyer will deliver to the Seller and the Owners (or otherwise as indicated), as indicated below:
(a)the amount of the Closing Payment to the Seller;
(b)payment of all other amounts required to be paid by the Buyer pursuant to Section 2.2(a);

(c)a certificate, in form and substance reasonably acceptable to the Seller, executed by an authorized officer of the Buyer, dated the Closing Date, and certifying that attached
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thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Buyer authorizing the execution, delivery, and performance of this Agreement and each Transaction Document to which it is a party, which resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date;

(d)a certificate of good standing of Buyer from the State of New Jersey dated not earlier than (30) days prior to the Closing Date;

(e)the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;

(f)evidence satisfactory to the Seller that the R&W Insurance Policy will be bound and in full force and effect as of the Closing;

(g)the Restrictive Covenants Agreement, duly executed by the Buyer; and

(h)such other documents, as may be requested by the Seller which are reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE OWNERS

The Seller and each Owner, as to and for itself or herself, and not with respect to any other Person, severally, represents and warrants to the Buyer as follows as of the Closing:
4.1Authorization and Enforceability.
(a)The Seller and such Owner has all requisite power and authority to enter into this Agreement and each Transaction Document to which the Seller and such Owner is a party, to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which the Seller or such Owner is a party by the Seller or such Owner, and the Seller and such Owner’s consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of the Seller and such Owner. This Agreement and each Transaction Document to which the Seller and such Owner is a party have been duly and validly executed and delivered by such party and, assuming such agreements constitute the legal, valid and binding obligations of the other parties hereto and thereto, constitute the legal, valid and binding agreements of the Seller and each Owner, enforceable against the Seller and the Owners in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, moratorium and other Laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity.
(b)The Seller was formed by the Owners for the purpose of consummating the Reorganization and, prior to the Closing, will have owned no assets or engaged in any activities except as expressly contemplated in this Agreement.
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4.2Ownership. The Seller holds of record and owns beneficially all of the Equity, free and clear of any Liens (other than those imposed by applicable securities Laws). Upon delivery of the Equity to the Buyer on the Closing Date in accordance with this Agreement and upon the Buyer’s delivery of the payments applicable to the Seller at the Closing pursuant to Section 2.2(a)(i), the entire legal and beneficial interest in the Equity and good, valid and marketable title to the Equity will pass to the Buyer, free and clear of all Liens (other than those imposed by applicable securities Laws).
4.3No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement by the Seller or the Owners, nor the consummation of the transactions contemplated hereby, will: (a) violate in any material respect any Law to which the Seller, such Owner or the Equity is subject, (b) materially violate or constitute a material default under, result in the termination of, accelerate performance required by any of the terms, conditions or provisions of any material note, mortgage, deed of trust, lease, Contract or other agreement to which the Seller is a party or by which it or the Equity is bound, (c) result in the imposition of a Lien on the Equity or (d) require any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any Governmental Authority or other Person in order for the Seller or the Owners to consummate the transactions contemplated by this Agreement, except in the case of (a) – (d), such violations, defaults, conflicts, notices, consents and Liens which would not have, or would not reasonably be expected to result in material Losses to the Company.
4.3Compliance with Laws; Litigation. The Seller has complied in all material respects with all Laws applicable to the ownership or transfer of the Equity held by the Seller. There is no Claim pending nor, to the Knowledge of the Seller, threatened, against the Seller or any Owner with respect to the execution and delivery of this Agreement or any Transaction Document to which the Seller or any Owner is a party, or for the consummation by the Seller or the Owners of the transactions contemplated hereby or thereby.

4.4Corporation Stockholder. The Seller is and has been a valid S corporation (within the meaning of Sections 1361 and 1362 of the Code and within the meaning of comparable provisions of state Law) at all times since its inception.

4.5Insolvency Proceedings. None of the Owners nor the Seller is the subject of any pending, rendered or threatened in writing or, to the Seller’s Knowledge, orally threatened insolvency proceedings of any character. None of the Owners nor the Seller has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. None of the Owners nor the Seller is insolvent and shall not become insolvent as a result of entering into this Agreement.

4.6Seller Taxes. (a) The Seller has timely filed all Tax Returns required to have been filed by the Seller to reflect all of the Seller’s direct or indirect share of Company income or loss, (b) all such Tax Returns are accurate and complete, (c) the Seller has paid all Taxes owed by the Seller which were due and payable (whether or not shown on any Tax Return), (d)
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the Seller has complied with all applicable Laws relating to Taxes, (e) there are no pending or ongoing audits of the Tax Returns of the Seller with respect to its share of Company income or loss, and (f) no unpaid Tax deficiency has been asserted in writing against or with respect to the Seller with respect to its direct or indirect share of Company income or loss by any Governmental Authority which Tax remains unpaid.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Seller, jointly and severally, hereby represent and warrant to the Buyer the matters set forth in this Article 5 as of the Closing. For purposes of this Article 5, references to the Company include the “Corporation” where appropriate or where applicable Law requires under the Reorganization.
5.1Organization.
(a)Immediately prior to the Reorganization, the Corporation was a corporation duly formed, validly existing, and in good standing under the Laws of the Commonwealth of Virginia and was qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not reasonably be expected result in Losses in excess of $5,000. Except as set forth on Schedule 5.1(a), immediately following the Reorganization, the Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not reasonably be expected to result in Losses in excess of $5,000. As of immediately prior to the Reorganization, the Corporation was qualified or registered to do business in each jurisdiction listed on Schedule 5.1(a). The Company has all requisite limited liability company power and authority to carry on the business in which it is currently engaged and to own and use the properties owned and used by it.
(b)The address of the Company’s principal office and the names of all of the Company’s current members of the board of managers and officers elected by the board are listed on Schedule 5.1(b).
5.2Capitalization; Record Ownership of Equity.
(a)The authorized equity securities of the Company consist of the Equity issued under and in accordance with the Operating Agreement. Schedule 5.2(a)(i) sets forth, as of the Closing Date, as applicable, all of the issued and outstanding Equity and the beneficial and record owners of such Equity, and all of the Corporation’s outstanding shares of capital stock immediately prior to the Reorganization. The Equity to be delivered by the Seller to the Buyer under this Agreement constitutes all outstanding equity securities of the Company. All of the Equity of the Company, as of immediately prior to the Reorganization and as of the Closing, has
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been duly and validly issued in compliance with all applicable Laws, are fully paid, and non-assessable. All of the Equity and other securities of the Company, as of immediately prior to the Reorganization and as of Closing, have been granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with all applicable securities Laws. Except as set forth on Schedule 5.2(a)(ii), there are no outstanding or authorized options, equity appreciation, phantom equity, warrants, convertible securities (including convertible promissory notes) or other rights to subscribe for or purchase any equity securities or other equity interests of the Company (including the Equity), or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of the Company, nor are there any voting trusts, proxies, equity holder agreements, or any other agreements or understandings with respect to the Equity or any other equity securities of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts or Government Contracts or restrictions to which the Company, the Seller or any Owner is a party or by which the Company, the Seller or any Owner is bound, in each case relating to the Equity or any other equity securities of the Company or similar outstanding rights with respect to the Equity of the Company. The Company properly terminated the Phantom Stock Plan and the Company has no Liability thereunder. Except as set forth on Schedule 5.2(a)(iii), there are no declared, accrued but unpaid dividends or distributions with respect to the equity interests of the Company.
(b)The Company does not own or control, or have any right to acquire, directly or indirectly, any outstanding membership units, equity interest or any other ownership interest of any kind, of any Person. The Company does not currently have, and, except as set forth on Schedule 5.2(b) since the Lookback Date, has never had, any Subsidiary or ownership interest of any kind in any other Person. Notwithstanding anything to the contrary contained in this Agreement, and without limiting any other remedies hereunder, in the event that the representation and warranty in this Section 5.2(b) is not true and correct such that the Company has a Subsidiary or ownership interest in excess of 20% in any Person, any reference in this Agreement (including the Disclosure Schedules and certificates or instruments delivered at Closing) to the Company shall include any such current Subsidiary or Person in which the Company has an ownership interest in excess of 20% to the extent reasonably applicable.

5.3[Intentionally Deleted.]
5.4Authorization and Enforceability. The board of directors and shareholders of the Corporation duly and properly approved the Reorganization in accordance with applicable Law. The Reorganization was consummated in compliance with the Code and all applicable Laws. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which the Company is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement and
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each Transaction Document to which the Company is a party or to consummate the transactions so contemplated. This Agreement and each Transaction Document to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming such agreements constitute the legal, valid and binding obligations of other parties hereto and thereto, constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity.

5.5No Violation. Except as set forth on Schedule 5.5, neither the execution and delivery of this Agreement by the Company and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and the performance hereunder and thereunder, will: (a) conflict with or violate any provision of the Charter or other Governing Documents of the Company, (b) violate any Law to which the Company or the Equity is subject, (c) violate or constitute a default under, result in the termination of, accelerate performance required by any of the terms, conditions or provisions of any Contract to which the Company is a party or by which any of the Equity or the Company’s assets is bound or affected, (d) result in the creation of, or require the creation of, any Lien upon the Equity or any assets or properties of the Company; or (e) require any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or other Person on the part of the Company, except in the case of (a) - (e), such violations, defaults, conflicts, notices, consents, and Liens which would not have, or would not reasonably be expected to result in material Losses to the Company.

5.6Financial Statements; Liabilities; Accounts Receivable.

(a)Financial Statements. The Company has made available to the Buyer true, correct and complete copies of the following financial statements of the Company, each of which is attached to Schedule 5.6 (collectively, the “Financial Statements”): (i) reviewed balance sheet of the Company as of December 31, 2018, and the related statements of income, stockholders’ equity and cash flows for the year ending December 31, 2018; (ii) audited balance sheet of the Company as of December 31, 2019, and the related statements of income, stockholders’ equity and cash flows for the year ending December 31, 2019; and (iii) the unaudited balance sheet and income statement of the Company as of July 31, 2020, for the seven-month period ended on such date (the “Most Recent Financial Statements”). Except as set forth on Schedule 5.6(a), the Financial Statements were prepared in accordance with the books and records of the Company, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for such dates and for such periods then ending; provided, however, that the Most Recent Financial Statements are subject to customary recurring year-end adjustments and lack footnotes (none of which will be material). Since the Lookback Date, there have been no off-balance sheet arrangements by the Company.
(b)No Undisclosed Liabilities. Except as reflected on the balance sheet included in the Most Recent Financial Statements or except as set forth on Schedule 5.6(b), the Company
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does not have any Liabilities regardless of whether such Liabilities are required to be reflected on a balance sheet prepared in accordance with GAAP, except for Liabilities: (i) that may have arisen in the Ordinary Course of Business since the date of the Most Recent Financial Statements; (ii) that arise in the Ordinary Course of Business under the Company’s Current Government Contracts and other Contracts (none of which obligations relate to or arise from any breach or default by the Company under such Current Government Contract or Contract); or (iii) which are not otherwise material to the Company, individually or in the aggregate, and are set forth on the Estimated Closing Balance Sheet. The Company has no liability related to any former Subsidiary or any Person in which the Company owned an ownership interest in excess of twenty percent. The Company maintains accurate books and records reflecting the assets and liabilities of the Company and maintains adequate internal accounting controls that provide assurance that (A) the Company maintains no off-the-book accounts and that the assets of the Company are used only in accordance with the Company’s management directives, (B) transactions are executed with management’s authorization; (C) transactions are recorded as necessary to permit preparation of the financial statements of the Company; and (D) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.

(c)Accounts Receivable; Accounts Payable. All accounts receivable of the Company whether shown on the balance sheet included in the Most Recent Financial Statements or accrued thereafter: (i) arose from sales actually made or services actually performed in the Ordinary Course of Business, (ii) are valid receivables net of reserves shown thereon and have been recorded in accordance with GAAP, (iii) are not currently subject to any valid setoffs or counterclaims, and (iv) have been collected or, to the Knowledge of the Company are collectible when due according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves), assuming reasonable collection efforts (consistent with the Company’s collection efforts prior to the Closing) by the Company following the Closing. The allowance for collection losses on the balance sheet included in the Most Recent Financial Statement was established in the Ordinary Course of Business consistent with past practice. Except as set forth on Schedule 5.6(c), the Company has not received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment which has not been resolved prior to the date hereof. All accounts payable and notes payable of the Company whether shown on the balance sheet included in the Most Recent Financial Statements or accrued thereafter: (y) are the result of bona fide transactions in the Ordinary Course of Business and (z) have been paid or are not yet due and payable as of the date hereof.

(d)CARES Act Loans. The Company has not applied for or received any loan pursuant to any COVID-19 program, including any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan.

5.7Absence of Certain Changes.
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(a)Except for the Reorganization and as set forth on Schedule 5.7, since January 1, 2020, (a) the Company has conducted its business only in the Ordinary Course of Business consistent with past practices, and (b) there has not been any event, change, circumstance or development including any change in the business, financial condition, operations, results of operations, assets, customers, suppliers or employee relations (whether or not arising in the Ordinary Course of Business) which has had or would reasonably be expected to have a Material Adverse Effect.
(b)Without limitation of the foregoing, and except as set forth on Schedule 5.7 or as contemplated by this Agreement, the Transaction Documents or the transactions contemplated hereunder or thereunder, since January 1, 2020, the Company has not taken any of the following actions:
(i)sold, leased, licensed, exchanged, mortgaged, pledged, transferred or otherwise disposed of any assets of the Company with a value in excess of $25,000 other than in the Ordinary Course of Business;
(ii)(A) redeemed, repurchased or otherwise reacquired any of its equity securities or any securities or obligations convertible into or exchangeable for any of its equity securities, or any phantom equity; (B) liquidated, dissolved or effected any reorganization or recapitalization; or (C) split, combined or reclassified any of its equity securities or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of, or in substitution for, its equity securities;
(iii)submitted any Government Bid which, if accepted, would be expected to result in a loss to the Company in excess of $50,000;
(iv)accelerated, terminated, made material modifications outside of the Ordinary Course of Business to, or canceled any Material Contract or Government Contract;
(v)made any capital expenditure, capital addition or capital improvement (or series of related capital expenditures, additions or improvements) in excess of $50,000 individually or in the aggregate;
(vi)made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) other than routine advances to employees for business expenses in the Ordinary Course of Business;
(vii)issued, incurred or guaranteed any obligation for borrowed money or capitalized lease obligations, whether or not evidenced by a note, bond, debenture or similar instrument, or entered into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issued or sold any debt securities, except in the Ordinary Course of Business under existing loan agreements or capitalized leases;
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(viii)made or authorized any change in its Charter or other Governing Documents;
(ix)proposed or approved the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any of its equity securities (including equity securities held in treasury), or any phantom equity, or granted or otherwise issued the same;
(x)declared, set aside, or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind), except for customary dividends and/or distributions of Cash to the Owners or the Seller;
(xi)outside of the Ordinary Course of Business, adopted (or entered into) any new or amended, modified or terminated any existing, in any material respect, bonus, profit sharing, incentive, retention, severance, employee benefit or other plan, Contract, loan, or commitment for the benefit of any of its directors, managers, officers and employees (or take any such action with respect to any other Benefit Plan);
(xii)other than in the Ordinary Course of Business, granted or announced any increase in compensation or benefits payable to any of its directors, officers, employees, consultants or independent contractors, or granted any severance or termination pay;
(xiii)made or changed any Tax election, changed any annual Tax accounting period, changed any method of Tax accounting, entered into any closing agreement with respect to any Tax, settled any Tax claim or any assessment or surrendered any right to claim a Tax refund;
(xiv)amended, canceled, compromised, waived or released any right or Claim (or series of related rights and Claims) with a value in excess of $25,000,
(xv)outside of the Ordinary Course of Business, accelerated the collection of accounts receivable or delayed payment of accounts payable;
(xvi)created any Subsidiaries or entered into any agreement to acquire any ownership interests in any other Person; or
(xvii)committed to or agreed to undertake any of the foregoing.
5.8Compliance with Laws, Permits.
(a)Except set forth on Schedule 5.8(a), the Company is, and since the Lookback Date, has been, in compliance with all Laws applicable to the Company, except in the case of such noncompliance which would not have, or would not reasonably be expected to result in material Losses to the Company. The Company has not received any written or, to the Company’s Knowledge, oral notice of any actual or alleged noncompliance with such Laws. Since the Lookback Date, the Company has not conducted any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any material noncompliance with Law.
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(b)The Company has all material permits, licenses, registrations, qualifications, certificate of authority or order, or similar material authority, or any extension, modification, amendment or waiver of any of the foregoing (collectively “Permits”) necessary for the conduct of its business. All such current material Permits of the Company are listed on Schedule 5.8(b) and are valid and in full force and effect and, except as set forth on Schedule 5.8(b), the Company is, and since the Lookback Date has been, in compliance in all material respects with the terms and conditions of Permits of the Company. The Company has not received written or, to the Company’s Knowledge, oral notice of any pending or threatened proceedings which could reasonably be expected to result in the revocation, cancellation, suspension or materially adverse modification of any such Permits, and, the Company is not in material default under any of such Permits. The Company has not received any written or, to the Company’s Knowledge, oral notice or any other communication of any actual or alleged violation or non-compliance regarding any such Permit.
5.9Litigation.
Except as set forth on Schedule 5.9, (a) there is no material Claim or, to the Knowledge of the Company, material investigation, pending, or initiated since the Lookback Date, (or being threatened in writing or, to the Knowledge of the Company, orally) against the Company (or, to the Knowledge of the Company, pending or threatened against any of the officers, managers, directors or employees of the Company with respect to their business activities on behalf of the Company) or to which the Company is otherwise a party; (b) there is no material Claim currently pending or threatened by the Company, including Claims relating to this Agreement, or (c) there is no material judgment, decree, arbitration decision or Order against the Company pending now or rendered by a Government Authority since the Lookback Date. To the Knowledge of the Company, no circumstance currently exists that is reasonably likely to give rise to, or serve as a basis for, the commencement of any material Claim against the Company.
5.10Tax Matters.
(a)The Company has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns are true, complete and correct in all material respects and were prepared in compliance with all applicable Laws. The Company has duly and timely paid all Taxes required to be paid by it, whether or not shown on any Tax Return. The Company currently is not the beneficiary of any extension of time in which to file any Tax Return. The Company has not extended or otherwise waived the benefit of any applicable statute of limitations or agreed to any extension of time applicable to any Claim for, or the period for the collection or assessment of, Taxes due from or payable by the Company for any taxable period, and no written request for any such waiver or extension is currently pending with respect to Taxes. No claim ever has been made by an authority in a jurisdiction where the Company does not file Tax Returns for a particular type of Tax that the Company is or may be subject to such type of Tax by that jurisdiction or may be required to file Tax Returns with respect to such type of Tax in that jurisdiction.
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(b)(i) No Tax Return of the Company for any Tax year beginning on or after January 1, 2016 has been audited by any Governmental Authority and no material Claim relating to Taxes by any Governmental Authority is pending or threatened in writing with respect to the Company, (ii) the Company has not received any written notification that such a material Claim may be commenced or any written notice of deficiency or assessment for any Tax, and (iii) to the Knowledge of the Company, there is no threatened Claim referred to in (i) or (ii) above based upon personal contact of any agent of a Governmental Authority with any employee or representative of the Company.

(c)There is no audit or other Claim presently pending or, to the Knowledge of the Company, threatened with regard to any Tax Liability or Tax Return of the Company. No issue has been raised by any Governmental Authority in writing (or to the Knowledge of the Company, otherwise) with respect to Taxes of the Company in any prior examination that, by application of the same or similar principles, could reasonably be expected to result in assertion of a Tax underpayment for any other taxable period of the Company. There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company, or receive information relating to the Company, with respect to any Tax matter.

(d)The Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.

(e)None of the assets or properties of the Company is subject to any Tax lien, other than statutory liens for Taxes that are not due and payable.

(f)The Company never has been a member of an affiliated, consolidated, combined or unitary Tax group. The Company has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by operation of Law, as a transferee or successor, by Contract or otherwise.

(g)Neither the Company nor any Affiliate of the Company is now or has any time been a party to any Tax allocation or sharing agreement or similar contract or arrangement that obligates it to make any payment computed by reference to the Tax liabilities of any other Person except for agreements a primary purpose of which is not the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such agreements (such as acquisition agreements, employment agreements, leases and loan agreements).

(h)Until the Company became a “qualified subchapter S subsidiary” of the Seller for income Tax purposes pursuant to the Reorganization, the Corporation had been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and was validly treated in a similar manner for purposes of the income Tax laws of all states and localities in which it was subject to taxation at all times since July 1, 1982. Since the Seller’s inception, the Seller, at all times, has been an S corporation as defined in Code Sections 1361 and 1362 and was validly treated in a similar manner for purposes of the income Tax laws of all states and localities in which it is subject to taxation. At all times from the Contribution until
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the Conversion, the Company was treated as a “qualified subchapter S subsidiary” of the Seller, within the meaning of Section 1361(b)(3)(B) of the Code, and was validly treated in a similar manner for purposes of the income Tax laws of all states and localities in which it has been subject to taxation. At all times from and after the Conversion, the Company has been treated as a disregarded entity of the Seller for federal income Tax purposes and was validly treated in a similar manner for purposes of the income Tax laws of all states and localities in which it has been subject to taxation. No Governmental Authority has challenged the effectiveness of any Tax status or election described in this Section 5.10(h). Since the Reorganization, neither the Company, the Seller, nor any of the Owners has taken any action or made any election that could cause the Seller to lose its status as an S corporation as defined in Code Section 1361 and 1362 and in comparable provisions of state law, or that could cause the Company to lose its status as a “disregarded entity” for income Tax purposes. The Company has never (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation. Neither the Company nor the Seller is subject to any built-in-gains tax under Code Section 1374 (or any corresponding provision of state or local Law) or, except as set forth on Schedule 5.10(h), to any state or local income Tax.

(i)The Company has: (i) collected and withheld all Taxes that are required to be collected or withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (ii) properly classified any employee, independent contractor, creditor, stockholder, or other third party for Tax purposes; and (iii) has timely submitted and paid all amounts required to be collected, withheld and paid over to the appropriate Governmental Authorities. The Company has complied in all material respects with all Tax information reporting provisions of all applicable Laws. The Company has not received any written notice that it is in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes.

(j)Since the date of the Most Recent Financial Statements, the Company has not (i) made or altered any Tax election, settled or compromised any Tax Claim or Liability, filed any amended Tax Return or surrendered any right to claim a material Tax refund, offset, or other reduction in Tax liability or (ii) accelerated or moved any Tax deduction, attribute or benefit to a Pre-Closing Taxable Period or deferred any Tax detriment or taxable income to the Tax period ending after the Closing Date.

(k)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period beginning after the Closing Date as a result of any (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed at or prior to the Closing, (ii) change in method of accounting under Code Section 481 or similar provision of state, local or foreign law made or applicable on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or paid on or prior to the Closing Date, (v) election under Code
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Section 108(i), (vi) election under Section 965 of the Code, or (vii) other amount economically accrued on or prior to the Closing Date.

(l)The Company has not distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)The Company never has at any time been a party to any “reportable transaction”, as defined in Treasury Regulations Section 1.6011-4(b).

(n)The unpaid Taxes of the Company did not, as of the date of the Most Recent Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Most Recent Financial Statements and, on the Closing Date, does not exceed such reserve as adjusted for operations and transactions through the Closing Date in accordance with the past practices of the Company in filing its Tax Returns. The Company has not received any ruling from any Governmental Authority relating to Taxes and no such ruling is currently being requested.

(o)The Company is not a party to any joint venture, partnership, or other arrangement or Contract that is treated as a partnership for federal income Tax purposes. The Company does not own, and has never owned, directly or indirectly, any interest in any controlled foreign corporation (as defined in Code Section 957) or passive foreign investment company (as defined in Code Section 1297).

(p)The Company has never been subject to taxation in any jurisdiction outside the United States and has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(q)The Company has collected all material sales, use and value added Taxes required to be collected by it, and has remitted on a timely basis to the appropriate Governmental Authorities all material sales, use and value added Taxes required to be paid by it, or has been furnished properly completed exemption certificates.

(r)The Company has not reduced the amount of its withholding of Social Security tax on any of its employees pursuant to IRS Notice 2020-65.

5.11Intellectual Property.
(a)Disclosure.
(i)Schedule 5.11(a)(i) sets forth a complete and correct list of all United States and foreign issued patents, patent applications, trademark, service mark, trade dress, and trade name registrations, trademark, service mark, trade dress, and trade name applications, unregistered trademarks, service marks, trade dress, trade names, domain names, copyright
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registrations, copyright applications, and Software owned by, assigned to, or filed under the name of the Company.
(ii)Schedule 5.11(a)(ii) sets forth a list of all Intellectual Property licenses, sublicenses and other agreements or permissions (other than shrink wrap licenses, click-wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of Ten Thousand Dollars ($10,000) per year or less) under which the Company is a licensee or otherwise is authorized by a third party to use any Intellectual Property that is used in the business of the Company as currently conducted (“IP Licenses”).
(iii)The Intellectual Property identified on Schedule 5.11(a)(i), Schedule 5.11(a)(ii) and the Confidential Information constitutes, along with the excluded shrink-wrap licenses, click-wrap licenses or other similar licenses for commercial off-the-shelf software, all material Intellectual Property developed by, used or held for use in, or necessary for the conduct of, the business of the Company as currently conducted (collectively, the “Company Intellectual Property”).
(b)Ownership. Except as set forth on Schedule 5.11(b), the Company owns, free and clear of all Liens other than Permitted Liens, all Intellectual Property identified on Schedule 5.11(a)(i). Except as set forth on Schedule 5.11(b), the Company has the exclusive right to sell, license, or assign the Intellectual Property that it owns. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any right or license with respect to any Intellectual Property owned by the Company to any third party pursuant to any Contract to which the Company is a party or by which the Intellectual Property owned by the Company is bound. The Company does not own any proprietary Software.
(c)Licenses. The Company has an enforceable license to use all Intellectual Property that is the subject of the IP Licenses and any other Intellectual Property licensed to the Company, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, and general principles of equity. Each IP License is in full force and effect and is enforceable by the Company and there does not exist under any IP License any current default or condition that, after notice or lapse of time or both, would constitute a material default on the part of the Company or, to the Knowledge of the Company, on the part of any other party to such IP License. The IP Licenses permit the Company to use the Intellectual Property licensed to the Company under such IP Licenses in the manner the Company currently uses such Intellectual Property.

(d)Registrations. All registrations for copyrights, domain names, service marks, or trademarks and all issued patents that are owned or held by the Company are in force, and all applications filed by or on behalf of the Company to register any copyrights, patents, service marks and trademarks are active and pending without challenge, interference or opposition.

(e)Claims. Except as set forth on Schedule 5.11(e):
(i) No Claim is pending or threatened in writing against the Company, and, to the Knowledge of the Company, there is no reasonable basis for any Claim that challenges the
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validity, enforceability, ownership, or right to use, sell, or license any Company Intellectual Property. In addition, no item of Intellectual Property owned by the Company is subject to any outstanding Order, stipulation, or settlement agreement restricting in any manner the use, the licensing or sublicensing thereof by the Company.
(ii) No Claim is pending or threatened in writing against the Company, and, to the Knowledge of the Company, there is not a reasonable basis for any Claim, based upon the material failure by the Company to comply with any IP License.
(iii) No Claim is pending or threatened in writing against the Company, that it has infringed upon, misappropriated or otherwise violated the Intellectual Property rights of a third party.
(iv) To the Knowledge of the Company, no third party is infringing upon or otherwise violating any Intellectual Property owned by the Company.
(v) The conduct of the business by the Company and the use of the Company Intellectual Property by the Company does not and since the Lookback Date has not, infringed, misappropriated or otherwise violated the Intellectual Property owned by any third party.
(f)The Company uses commercially reasonable efforts to protect its Confidential Information.
(g)Proprietary Rights Agreements. As of the Closing, each Person employed by the Company or directly engaged by the Company whose function relates to Intellectual Property development for the Company: (i) is a party to a written agreement that conveys or obligates such Person to convey to the Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company; (ii) as to copyrights created in the course of such Person’s employment with or engagement on behalf of the Company, is a party to a valid and enforceable written “work made for hire” or assignment agreement pursuant to which the Company is the owner of all proprietary rights in such material; or (iii) otherwise has by operation of Law vested in the Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, the Company. The Company does not have an ongoing or future obligation to pay royalties or other similar fees with respect to any Company Intellectual Property owned (or purported to be owned) by the Company.

(h)Personnel Breaches. Except as set forth on Schedule 5.11(h), since the Lookback Date, no Person in the Knowledge Group, nor, to the Knowledge of the Company, any other employee or independent contractor of the Company has transferred, disclosed or misused any Company Intellectual Property or any third party Intellectual Property in violation of any Law or any term of any employment agreement, contractor agreement, patent, invention, or trade secret disclosure agreement or other applicable Contract (including any Government Contract).

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(i)Security. The Company’s IT systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and have not materially malfunctioned or failed within the past three (3) years. The Company has in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company has implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with industry practices. Except as set forth on Schedule 5.11(i), since the Lookback Date, there has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, the Company’s IT systems or any data (including personal information) used by the Company or any Person employed or engaged by the Company which would violate in any material respect of the Company’s obligations to any person, client or customer under any Material Contracts or Government Contracts, or otherwise under applicable Laws. Except as set forth on Schedule 5.11(i), since the Lookback Date, the use and dissemination by the Company or any Person employed or engaged by the Company of any and all data and information concerning employees and clients have been in compliance with all applicable privacy policies, terms of use, client, licensor and supplier agreements and all applicable Laws. Since the Lookback Date, there has been no security breach relating to, no violation of any Company or Governmental Authority security policy regarding, and no unauthorized access to, the Company Intellectual Property, except such breaches, violations or unauthorized access which would not reasonably be expected to result in material Losses to the Company. Except as set forth on Schedule 5.11(i), there are no material information security vulnerabilities that have not been remediated by the Company, except such vulnerabilities which would not reasonably be expected to result in material Losses to the Company.

(j)Related Parties; Government Funding, etc. The Company does not use or license any Intellectual Property owned by any director, officer, employee or consultant of the Company. No material Intellectual Property owned by the Company which is currently licensed, sold or offered by the Company as a commercial item or which the Company plans to license, sell or offer as a commercial item was developed using (in whole or in part) government or university funding or facilities. No Governmental Authority has acquired more than “limited rights” or “restricted rights” as defined in FAR 52.227 and/or DFARS 252.227, in any Intellectual Property owned by the Company that was a deliverable or otherwise delivered by the Company under a Government Contract either (a) with respect to any material Intellectual Property currently used by the Company or (b) since the Lookback Date.

5.12Real Property; Personal Property.
(a)The Company does not own and has never owned any real property.
(b)Schedule 5.12(b)(i) contains a complete and accurate list of all real property leased, subleased, or otherwise used or licensed by the Company, excluding an Excluded
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Facility (the “Leased Premises”), all real property subleased by the Company to any third parties, and of all leases, lease guaranties, subleases, agreements and documents related to such Leased Premises, and amendments, modifications or supplements thereto (collectively, the “Leases”), including the name of the third party lessor or sublessor or subtenant, as applicable, the date of the lease or sublease and all material amendments thereto and the street address of the Leased Premises. The Company has delivered or made available to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leased Premises constitute all interests in real property currently owned, leased, used, occupied or currently held for use by the Company and all of the real property required to conduct the business of the Company as currently conducted and the Company currently occupies all of the Leased Premises for the operation of the business of the Company, provided that the Company also uses (but has no ownership or leasehold interest in) the Excluded Facilities. The current use and operation of the Leased Premises is permitted in all material respects by the terms of the applicable Leases to which the Company is a party. With respect to each property listed on Schedule 5.12(b)(i): (A) each lease or sublease is in full force and effect and is binding, and enforceable against the Company and, to the Knowledge of the Company, each of the other parties thereto, in accordance with their respective terms subject to (x) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (y) general principles of equity, (B) the Company is not in material breach or default under any lease or sublease and, to the Knowledge of the Company, no circumstance currently exists and no event as occurred, which, with or without notice, lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder by the Company or, to the Knowledge of the Company, any other party and the Company has not received written notice, or to the Knowledge of the Company, oral notice, of any such breach or default, and (C) the Company has not received written or, to the Knowledge of the Company, oral notice of any condemnation or eminent domain proceeding pending or threatened against such property or any part thereof. The leasehold interest of the Company under each lease or sublease is subject to no Liens other than Permitted Liens. The Leased Premises are (A) in good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such premises); (B) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (C) to the Knowledge of the Company, are structurally sound with no known material defects and are in compliance in all material respects with all applicable Laws relating thereto currently in effect.

(c)The Company currently owns or leases all personal property necessary to conduct its business and operations as they are currently being conducted. All material tangible personal property owned by the Company, or used by the Company in the operation of business, is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, is adequate for the business currently conducted by the Company, and is suitable for its intended use. With respect to the personal property and assets it leases, except as set forth on Schedule 5.12(c), the Company is in material compliance with such leases and holds a valid leasehold interest free of any Liens other than Permitted Liens.

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5.13Environmental Matters.
The Company (a) has not engaged in any operation or activity at or upon any real property owned or leased by the Company for the purposes of or in any way involving the handling, use, treatment, disposal, dumping or storage of any Hazardous Materials on, under, in or about any such real property, or transported any Hazardous Materials to, from or across any such real property, except in each case for the use of supplies for cleaning, maintenance and operations in commercially reasonable amounts required in the Ordinary Course of Business, provided such items are incidental to the use of any Leased Premises and are stored and used in compliance in all material respects with all applicable Environmental Laws, (b) is, and at all times has been in compliance, in all material respects, with any and all applicable Environmental Laws, (c) has obtained and is in compliance in all material respects with all Permits required under applicable Environmental Laws for the conduct of its business, and (d) has not received written or, to the Company’s Knowledge, oral notice, report or other information regarding any actual or potential liability involving the handling, use, storage, transportation, disposal or release of Hazardous Materials or any actual or alleged violation of any Environmental Laws relating to the Company or its facilities. The Company has provided to the Buyer copies of all environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Authority.
5.14Contracts.
(a)Except for the Transaction Documents, Schedule 5.14(a) attached hereto contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party or otherwise has material obligations, or to which the Company or any of its properties is subject or bound, as of the date of this Agreement (the “Material Contracts”):
(i)any Contract (other than Contracts expressly set forth on Schedule 5.16 and compensation to employees in the Ordinary Course of Business) that, (A) required payments by the Company in excess of One Hundred Thousand Dollars ($100,000) in the past twelve (12) month period, or (B) in the Company’s reasonable belief, requires payments by the Company in excess of One Hundred Thousand Dollars ($100,000) in any calendar year;
(ii)any Contract that, (A) resulted in or required payments to the Company in excess of One Hundred Thousand Dollars ($100,000) in the past twelve (12) month period, or (B) in the Company’s reasonable belief, requires payments to the Company in excess of One Hundred Thousand Dollars ($100,000) in any calendar year;
(iii)any Contract with any Seller, Owner or any other Affiliate of the Company;
(iv)any Contract with any of the officers, managers, employees, consultants or Affiliates of the Company which Contracts are not otherwise listed on Schedule 5.16(b),
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Schedule 5.16(c) or Schedule 5.17(a), including all employment, independent contractor, consulting, retention, change in control, non-competition, non-solicitation, or other restrictive covenant or severance agreements (other than standard non-disclosure agreements);
(v)the Contracts listed on Schedule 5.11(a)(ii), Schedule 5.12(b)(i), Schedule 5.16(b), Schedule 5.16(c), Schedule 5.17(a), and Schedule 5.18;
(vi)any loan agreement, agreement for Indebtedness, note, mortgage, security agreement, guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company;
(vii)any Contract (A) relating to any loan or advance by the Company to any Person which is outstanding as of the date of this Agreement or (B) obligation or committing the Company to make any such loans or advances;
(viii)any Contract (A) restricting the development, manufacture, marketing, distribution or sale of any products or services of the Company or any future line or extension of such products or services, (B) restricting or limiting the entering into of any market or line of business by the Company, (C) restricting or limiting the ability of the Company to compete with any other Person, (D) restricting or prohibiting the transaction of business with any other Person (including restricting the solicitation of business from any Person) by the Company, (E) granting to another Person exclusive rights with respect to any goods or services or territory, (F) granting any “most-favored nation” or “most favored customer” type provision, or (G) restricting the solicitation by the Company of any employees employed by any other Person;
(ix)any Contract that provides for the indemnification of (A) any current or former manager, director, officer or employee of the Company (other than the Charter, Governing Documents and insurance policies of the Company);or (B) any Person (other than Contracts with customers, licensors, service providers or suppliers entered into in the Ordinary Course of Business);
(x)any Contract that provides for payments or other benefits that are conditioned on or result from, in whole or in part, a change of control, other than Contracts set forth on Schedule 5.17(a), Schedule 5.14(iv) or shrink wrap licenses, click-wrap licenses or other similar licenses for commercial off-the-shelf software;
(xi)any Contract that creates or evidences a partnership, limited liability company, joint venture or strategic alliance, profit sharing or similar agreement;
(xii)any Contract that relates to any litigation, proceeding or investigation involving any Governmental Authority and the Company (provided such litigation, proceeding or investigation remains outstanding or for which there are outstanding Liabilities) during the thirty-six (36) months immediately preceding the Closing Date;
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(xiii)any Contract that is an agreement (A) for the acquisition of any business, whether by merger, equity purchase, asset purchase or otherwise or (B) for the disposition of any equity, business or product line of any other Person;
(xiv)any other Contract that is material to the operation of the Company, in which any Person has notified the Company, in writing, or, to the Company’s Knowledge, orally that it intends to terminate, cancel or modify in any way adverse to the Company (other than notices that have been rescinded); or
(xv)any other Contract that is material to the Company and not otherwise listed on the Disclosure Schedules.
(b)With respect to each Material Contract, the Company is not in breach or default of, or repudiated, any provision of such Contract and to the Knowledge of the Company, except as set forth on Schedule 5.14(b), no event has occurred which (with or without notice or lapse of time) would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract. Each Material Contract is valid and in full force and effect and enforceable in accordance with its terms, and, to the Knowledge of the Company, each other party to any such Material Contract is not in default, violation or breach under any such Material Contract. During the Lookback Period, the Company has not received any written cure notices under any such Material Contract or any written allegation of an intention to terminate, cancel or modify in any way adverse to the Company any such Material Contract (other than notices that have been rescinded or cured), and, to the Knowledge of the Company, except as set forth on Schedule 5.14(b), no current circumstance exists that would reasonably be expected to give rise to a right to terminate any Material Contract by a counterparty thereto. Since the Lookback Date, the Company has not waived any material rights under any Material Contract. The Company has made available to the Buyer true, correct and complete copies of all of the Material Contracts.
5.15Government Contracts and Regulatory Matters.
(a)Lists of Government Contracts and Government Bids.
(i)Schedule 5.15(a)(i) sets forth as of the date hereof (A) a current, complete and accurate list of all Government Contracts the period of performance of which has not yet expired or terminated or which final payment has not yet been received and (B) any Contract that creates or evidences a partnership, limited liability company, joint venture or strategic alliance, teaming agreement or similar arrangement related to a Government Contract identified under (A) or Government Bid ((A) and (B), collectively the “Current Government Contracts”), including the contract number, counterparty effective date, and whether the contract was awarded as a small-business or other preferred bidder set-aside Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, in accordance with its terms. None of the Current Government Contracts is currently the subject of bid, award, or eligibility protest proceedings.
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(ii)Schedule 5.15(a)(ii) sets forth a current, complete and accurate list of each unexpired Government Bid of the Company as of the date hereof, including the contracting agency, expected date of proposal submission or award, and whether the bid is in response to a solicitation for a contract to be set aside for small businesses or other preferred bidder category.

(iii)Schedule 5.15(a)(iii) sets forth any Current Government Contract: (A) restricting the development, manufacture, marketing, distribution or sale of any products or services of the Company or any future line or extension of such products or services, (B) restricting or limiting the entering into of any market or line of business by the Company, (C) restricting or limiting the ability of the Company to compete with any other Person, (D) restricting or prohibiting the transaction of business with any other Person (including restricting the solicitation of business from any Person) by the Company, (E) granting to another Person exclusive rights with respect to any goods or services or territory, (F) granting any Person any “most-favored nation” or “most favored customer” type provision or (G) restricting the solicitation by the Company of any employees employed by any other Person;
(b)Compliance Matters.
(i)Except as set forth on Schedule 5.15(b)(i), since the Lookback Date: (A) the Company has complied with all material terms and conditions of each Current Government Contract and Government Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (B) all representations and certifications executed, acknowledged or set forth in or pertaining to each Current Government Contract were complete and correct in all material respects as of the dates they were made (or deemed made), and the Company has complied in all material respects with all such representations and certifications; (C) all Cost or Pricing Data (as defined in the Federal Acquisition Regulation and any applicable FAR Supplements (the “FAR”)) and other information submitted by the Company in support of the negotiation of the Current Government Contracts or Government Bids, or modifications thereto, or in support of requests for payments thereunder, was, as of the date of price agreement or payment submission current, accurate and complete in all material respects; (D) no Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company in writing that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Current Government Contract or Government Bid; (E) the Company has not been notified in writing, or to the Knowledge of the Company, orally by the U.S. Government, any prime contractor, subcontractor or any other Person that any Current Government Contract has been terminated or will be terminated for any reason; and (F) no penalty or money due to the Company pertaining to any Current Government Contract has been withheld or offset nor has any claim been made in writing to withhold or offset money. To the Knowledge of the Company, no circumstances currently exist with respect to the Company’s Current Government Contracts or Government Bids which are reasonably likely to result in a material violation of any Law.
(ii)Except as set forth on Schedule 5.15(b)(ii), since the Lookback Date, (A) no Government Contract has been terminated for convenience or default or threatened with termination for default, termination for convenience, breach of contract or material violation of
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any Law; and (B) the Company has not received or been threatened with any show cause, cure, deficiency, default or similar notice relating to any Government Contract.

(iii)Except as set forth on Schedule 5.15(b)(iii), the Company has not entered into a Current Government Contract with any Governmental Authority that was awarded to the Company pursuant to a procurement that was restricted to bidders qualified as a “small business,” “small disadvantaged business,” or otherwise possessing protégé status, woman-owned small business, or other preferential status (including, but not limited to, participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under Section 8(a) of the Small Business Act) or a “minority set aside” or other “set aside” status (a “Preferred Bidder Status”). No Government Bid was submitted by the Company as a prime contractor in connection with a procurement reserved or set-aside for companies having a Preferred Bidder Status.

(iv)All invoices and Claims for payment, reimbursement or adjustment, including requests for progress payments, performance based payments, and/or provisional payments, submitted by or on behalf of the Company in connection with any Government Contract were current, accurate and complete in all material respects as of their applicable submission dates.

(v)The Company has not performed and is not performing any activities under any Current Government Contract that would create or result in the Company having an Organizational Conflict of Interest (“OCI”) as defined in FAR subpart 9.5 and/or any other applicable Laws. The Company is in compliance with all applicable OCI mitigation plan requirements imposed on it by any Current Government Contract.

(vi)The Company has not received any written or, to the Company’s Knowledge, oral, adverse or negative past performance evaluations or ratings (i.e., evaluations or ratings of less than “Acceptable” or “Satisfactory”) pertaining to any Government Contract since the Lookback Date.

(vii)No Current Government Contract has fully burdened costs incurred in excess of such Government Contract’s fixed price, or, in the case of flexibly-prices or cost-reimbursement contracts, fully burdened costs incurred in excess of the ceiling prices or funded amount of the Current Government Contract.

(viii)The Company has no Knowledge that any of the options in the Company’s Current Government Contracts will not be exercised.

(c)Investigations, Audits and Internal Controls. Except as set forth on Schedule 5.15(c):
(i) Since the Lookback Date, there has been no audit or investigation of the Company with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid and, to the Knowledge of the
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Company, there is no ongoing audit or investigation with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Current Government Contract or Government Bid.
(ii)Since the Lookback Date, to the Knowledge of the Company, there are no reports resulting from financial contract audits or other investigations by any Governmental Authority officials of any of the Government Contracts that conclude that the Company engaged in overcharging or other defective pricing practices or in other practices in violation of the FAR and, to the Knowledge of the Company no such reports, contract audits or investigations are underway.

(iii)Neither the Company, nor any Affiliate or “Principal” (as defined in FAR 2.101) of the Company has been or is under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Authority (other than routine audits and security investigations by a Governmental Authority in the Ordinary Course of Business), any prime contractor, any higher-tier subcontractor or any third party with respect to any Government Contract or Government Bid.

(iv)Since the Lookback Date, neither the Company nor any Affiliate or “Principal” of the Company has: (A) received notice or been under administrative, civil or criminal investigation, indictment, information, or audit by a Governmental Authority (other than routine audits by a Governmental Authority in the Ordinary Course of Business), any prime contractor, any higher-tier subcontractor or any third party with respect to any Government Contract or Government Bid; (B) received notice or been audited or investigated by the Defense Contract Audit Agency or any other Governmental Authority (other than routine audits by a Governmental Authority in the Ordinary Course of Business); (C) received notice that any audit, review, inspection, investigation, survey or examination of records has revealed any fact, occurrence or practice that would reasonably be expected to adversely affect the Company; or (D) received any draft or final post-award audit report, any draft or final notice of cost disallowance, any draft or final Contracting Officer’s Final Decision (“COFD”) or any draft or final notice of non-compliance with any cost accounting standard relating to the any Government Contract.

(v)Since the Lookback Date, the Company has not conducted or had conducted by an outside party or initiated any internal investigation or made a disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, significant overpayment on a contract financing or invoice payment or omission arising under or relating to a Government Contract or Government Bid. The Company’s systems of internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems, are in compliance in all material respects with all requirements of the Current Government Contracts and of applicable Laws to the extent applicable and required.

(d)Debarment, Suspension and Exclusion. Neither the Company nor any Affiliate or “Principal” of the Company has been since the Lookback Date, nor is now the subject of a
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debarment, proposed debarment, suspension or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract, nor are any of them listed on the System for Award Management (“SAM”) Exclusions, the Special Designated Nationals (“SDN”) List, or similar excluded parties databases, which prohibit the Company or its Affiliates from receiving contracts, subcontracts, grants or subgrants or otherwise conducting business with or receiving funding from a Governmental Authority (“Listing”) or higher-tier contractors. The Company has not been determined by a Governmental Authority to be non-responsible or ineligible for award of a Government Contract since the Lookback Date, and, to the Knowledge of the Company, no current circumstances exist that would warrant the institution of debarment, suspension or exclusion proceedings or the finding of non-responsibility or ineligibility on the part of the Company, its Affiliates, or any “Principals.”
(e)Claims, Disputes, Requests for Equitable Adjustment and Financing. With respect to Government Contracts and Government Bids:

(i)There is no pending, nor to the Company’s Knowledge, threatened Claim or dispute or reasonable basis to give rise to any Claim or dispute by or against the Company, including with respect to the Company’s subcontractors and, since the Lookback Date, there have been no document requests, subpoenas, search warrants or civil investigative demands addressed to the Company or, to the Company’s Knowledge, to any of its employees, Affiliates, agents or representatives in connection with or related to any Government Contract or Government Bid.
(ii)There are no pending, nor to the Company’s Knowledge, threatened (A) Claims or reasonable basis to give rise to any Claim against the Company for commission by it, its principals, employees, agents, or subcontractors of fraud or other offense in connection with obtaining, attempting to obtain, performing, or closing out a public (federal, state or local) contract or subcontract in violation of federal or state antitrust statutes relating to the submission of offers, or commission by it, its principals, employees, agents, or subcontractors of embezzlement, theft, forgery, bribery, illegal gratuities, conflict of interest, falsification or destruction of records, making false statements, tax evasion, violating federal criminal tax laws, or receiving stolen property or a violation of the civil False Claims Acts (31 U.S.C. §§ 3729- 3733), the United States Procurement Integrity Act (41 U.S.C. § 2101, et seq.), or other applicable Laws; or (B) “whistleblower” or “qui tam” lawsuit; and (C) no event, condition or omission has occurred or exists that would constitute grounds for one of the actions set forth in subparagraphs (A) and (B) of this Section 5.15(e)(ii).

(iii)The Company does not have any outstanding requests for equitable adjustment on requests for a Contracting Officer’s Final Decision, Claims asserted by or against a Governmental Authority or any prime contractor, subcontractor, vendor or other third party, or threatened or actual reductions or suspensions of payments to the Company or “Contract Debts” as defined by FAR 32.601(a) owed to a Governmental Authority or any prime contractor arising under or relating to any Current Government Contact.

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(iv)Since the Lookback Date, (a) except as set forth on Schedule 5.15(e)(iv), no Governmental Authority, and no prime contractor or higher tier subcontractor, has disallowed, withheld, or setoff any material cost or amount due to the Company under any Government Contract and, (b) there has not been any material disallowance by an applicable Governmental Authority or a material claim of defective pricing.

(f)Security Clearances. Since the Lookback Date, the Company has complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including, but not limited to, those specified in the National Industrial Security Program Operating Manual (“NISPOM”) (DoD 5220.22-M) and any other applicable national security requirements. No notice of revocation, suspension or invalidation from the Defense Counterintelligence and Security Agency (“DCSA”) or any other Governmental Authority has been issued as of the date hereof or remains unresolved with respect to any such facility security clearance and no event, condition or omission has occurred or exists that would constitute grounds for such action or notice. The employees, and independent contractor(s) of the Company possess all U.S. Government security clearances required to perform the applicable Current Government Contracts (“Personnel Security Clearances”) and the Company and any affected subcontractor(s) possess all facility security clearances required to perform the applicable Current Government Contracts (“Facility Security Clearances”). All of the Facility Security Clearances and Personnel Security Clearances reasonably necessary to conduct the current business of the Company are valid and in full force and effect.
(g)Government Relations. Since the Lookback Date, neither the Company, its officers, directors or Persons in the Knowledge Group, nor, to the Company’s Knowledge, any other employees or agents of the Company (or members, distributors, representatives or other Persons acting on the express, implied or apparent authority of the Company), have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of the business of the Company, including any unlawful offer, payment or promise to pay money or other thing of value: (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (ii) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes. There is no charge, proceeding or, to the Company’s Knowledge, investigation by any Governmental Authority with respect to a violation of the Foreign Corrupt Practices Act of 1977, as amended, (15 U.S.C. §§ 78dd–1 and 77dd-2), the Anti-Kickback Act of 1986, as amended (41 U.S.C. § 8701, et seq.) FAR clause 52.203-3 “Gratuities,” Laws restricting the payment of contingent fee arrangements, such as 10 U.S.C. § 2306(b) and 41 U.S.C. § 3901, or any applicable Laws of similar effect, that is now pending or, to the Company’s Knowledge, asserted or threatened with respect to the Company.

(h)Trade Compliance Laws and Customs Laws.
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(i)The Company is not registered with nor holds any license from the U.S. Department of State (Office of Defense Trade Controls) or the U.S. Department of Commerce relating to the import, export or re-export of products, technology, Software, services or other information from the United States, and the Company is not required to transfer, obtain or hold any such license to authorize the continuation of its current importing, exporting or other business activities.
(ii)The Company, its respective officers, directors, employees and agents have, since the Lookback Date, complied at all times, and are in compliance with all applicable Laws relating to the regulation of exports, re-exports, transfers, releases, shipments, transmissions or other provision of products, technology, Software or services (“Trade Compliance Laws”).

(iii)Since the Lookback Date, the Company has not been the subject of an investigation or inquiry with respect to violations of applicable Trade Compliance Laws, and the Company has not been subject to civil or criminal penalties imposed by any Governmental Authority with respect to violations of applicable Trade Compliance Laws. The Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 C.F.R. §§ 120.6, 120.9 and 120.10, in violation of applicable Law.

(iv)Since the Lookback Date, the Company has not discovered any “cyber incidents” requiring reporting to the Department of Defense as set forth in Defense Federal Regulation Supplement Part 252.204-7012).

(i)Intellectual Property Under Government Contracts. The Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract or in violation of such Government Contract or applicable Law. The Company has taken all steps required under any Government Contracts or applicable Law to protect its rights in and to any Intellectual Property owned by the Company and has included the proper restrictive legends on all copies of any Intellectual Property delivered in connection with a Government Contract and, other than as required under any Current Government Contract, the Company is not obligated to provide a license to any Governmental Authority to use or disclose any of the Company’s Intellectual Property used in connection with such Government Contract. No Governmental Authority holds title to any of the Company’s Intellectual Property owned by the Company.
(j)Backlog and Government Property.

(i)Schedule 5.15(j)(i) sets forth the Total Backlog of the Company’s Current Government Contracts as of August 31, 2020, (calculated by the Company consistent with past practice) and the name of the customer. All of the Current Government Contracts constituting the Funded Backlog of the Company: (A) were entered into in the Ordinary Course of Business and (B) management of the Company believes in good faith that such Current Government Contracts are capable of performance in accordance with the terms and conditions of each such
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Current Government Contract by the Company without a total contract loss under the current rates of the Company (without consideration of general and administrative expenses). For purposes of this Agreement, “Total Backlog” means the total value or estimated value (including with the exercise of options) of a Current Government Contract minus the total amount of revenue allocable to such Government Contract as of such applicable date.
(ii)Government Property. Schedule 5.15(j)(ii) identifies all personal property, equipment and fixtures loaned with an individual value greater than $5,000, bailed or otherwise furnished to the Company by or on behalf of a Governmental Authority as of June 26, 2020 (the “Government Furnished Items”) and the Government Contract pursuant to which such Government Furnished Items were issued. The Company has complied in all material respects with all of its obligations relating to the Government Furnished Items.

1.16Personnel.
(a)Schedule 5.16(a) hereto sets forth a complete and accurate list of all current employees of the Company: (i) showing for each as of that date: the employee’s name, job title, hire date and current salary level; status as exempt or non-exempt under the Fair Labor Standards Act; and leave status (including expected return date, if known); (ii) showing any wages, salary, bonus, commission or other remuneration paid during the fiscal year ended December 31, 2019; and (iii) showing any wages, salary, bonus, commission or other compensation due and owing to each employee from January 1, 2020 to July 31, 2020. The Company has paid in full to all employees, all wages, salary, bonus, commission or other compensation earned and due prior to the Closing to such employees, including overtime compensation.
(b)Except as set forth on Schedule 5.16(b): (i) except with respect to Contracts listed on the Disclosure Schedules, no current employee is a party to (A) a written or oral Contract with the Company with respect to such employee’s compensation or (B) any written Contract with respect to such employee’s promotion or termination, or related matters (ii) each such employee is employed “at will” and (iii) there are no Change In Control Payments. Except as set forth in Schedule 5.16(b), each such employee has entered into a form of employee non-disclosure agreement with the Company, and copies of such form agreements were previously provided to the Buyer.

(c)Schedule 5.16(c) contains a list of all Contracts with independent contractors currently engaged by the Company (excluding any Government Contracts listed on Schedule 5.15(a)), along with a description of services provided, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.16(c), all such independent contractors are a party to a written Contract with the Company (and a true, correct and complete copy of such contract was previously provided to the Buyer). For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years, have been, engaged by the Company are bona fide independent contractors and not employees of the Company, and the Company has accurately reported each such Person’s compensation on IRS
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Form 1099 during such period when required to do so. Except as noted on Schedule 5.16(c), each independent contractor engaged by the Company is terminable on not more than thirty (30) days’ notice, without any obligation of the Company to pay a termination fee.

(d)Except as set forth on Schedule 5.16(d), the Company is, and for the past three (3) years, has been, in compliance in all material respects with all applicable Laws which relate to labor, employment and employment practices, including those concerning labor relations, minimum wages, prevailing wages, hours, breaks, overtime compensation, occupational safety and health, fair employment practices, work authorization, background checks, equal employment opportunity, affirmative action, employment discrimination, harassment, retaliation, immigration, sick or safe leave, family or medical leave, reasonable accommodation, disability rights or benefits, hiring, promotion and termination of employees, unemployment compensation and worker’s compensation and has not engaged in any unfair labor practice. All employees classified as exempt from overtime payments for the past three (3) years have materially satisfied the requirements of the Fair Labor Standards Act and all analogous and applicable state and local Laws to be so classified. Except as set forth on Schedule 5.16(d), there are no Claims against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws. Except as set forth on Schedule 5.16(d), the Company is not, and for the past three (3) years has not been deemed liable by any Government Authority for payment of any material compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any employment-related Laws.

(e)The Company is not, nor ever was, a party to or otherwise bound by any labor or collective bargaining agreement. There is no labor strike or concerted work stoppage pending or, to the Knowledge of the Company, threatened, and the Company has not experienced any labor strike or material concerted labor stoppage. To the Knowledge of the Company, no employee or group of employees have engaged in any attempts to organize collectively as a labor union. The Company has not discharged, demoted, suspended, threatened, or in any manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with the Company any written or to the Knowledge of the Company, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by the Company or its employees. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988) or any similar Law with respect to which the Company has any unsatisfied liabilities. Except as set forth on Schedule 5.16(e), no executive officer or management level employee has indicated his or her current intent to terminate his or her employment relationship with the Company.

(f) No written, or to the Knowledge of the Company, oral, complaints or assertions of sexual harassment has been made against any person who is or was an officer, director or
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supervisory-level employee of the Company, since the Lookback Date, whether or not such complaints or assertions of sexual harassment have resulted in a Claim.

1.17Employee Benefit Matters.
(a)Set forth on Schedule 5.17(a) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, phantom units plan or other ownership appreciation rights plan, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, retirement plan, program, agreement or arrangement or fringe benefit arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, currently maintained or contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company (collectively, the “Benefit Plans”).
(b)With respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with the Company’s usual method of accounting on the Financial Statements. The Company does not have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(c)Except as set forth on Schedule 5.17(c), since the Lookback Date, each Benefit Plan has been established, administered, and maintained by the Company in material compliance with its governing instruments and all applicable Laws, including ERISA and the Code. Each Benefit Plan maintained by the Company which is intended to be “qualified” within the meaning of Section 401(a) of the Code is a prototype plan that can rely on an opinion letter from the IRS to the prototype sponsor that such Benefit Plan is so qualified. To the Knowledge of the Company, no circumstances currently exist which would reasonably be expected to adversely affect the qualified status of any qualified Benefit Plan.

(d)Except as set forth on Schedule 5.17(d), with respect to each Benefit Plan maintained by the Company, since the Lookback Date: (i) no Claim is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (ii) no non-exempt prohibited transaction has occurred, as defined in Section 406 of ERISA or Section 4975 of the Code, that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates, or with respect to any period on or after the Closing Date, Buyer or any of its ERISA Affiliates, to a penalty under Sections 4975 of the Code, (iii) no Benefit Plan has been assessed a civil penalty under Section 502 of ERISA and, to the Company’s Knowledge, no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring a civil penalty under Section 502 of ERISA, (iv) with respect to each Benefit Plan that is a “group health plan” (within in meaning of Section 5000(b)(1) of the Code), no penalty under Section 4980H
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of the Code has been assessed, and to the Company’s Knowledge, no condition currently exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring a penalty under Section 4980H of the Code and (v) all reporting responsibilities under ERISA have been met in all material respects.

(e)Neither the Company nor any ERISA Affiliate has an obligation to contribute to, nor had an obligation since the Lookback Date to contribute to a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code.

(f)There is no arrangement under any Benefit Plan maintained by the Company with respect to any employee or terminated employee of the Company that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Company.

(g)The Company and any ERISA Affiliate that maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has, since the Lookback Date, complied in all material respects with the requirements of the Affordable Care Act, provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)Except for the Change In Control Payments and as disclosed on Schedule 5.17(h), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other additional benefits or compensation from the Company; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or trigger any other material obligation pursuant to any of the Benefit Plans, or in respect of, any individual from the Company; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” from the Company within the meaning of Section 280G of the Code.

(i)Except to the extent required by Section 4980B of the Code or other similar applicable Law, the Company provides no health or welfare benefits to any former or retired employee (or any spouse or former spouse or dependent thereof) or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code and the Treasury Regulations promulgated thereunder) has (i) been maintained and operated since the Lookback Date, in good faith compliance with Section 409A of the Code and all applicable Treasury Regulations promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code, and (ii) is in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder in all material respects. As to each
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Benefit Plan that is a nonqualified deferred compensation plan that has been in existence prior to January 1, 2005, such plan either (i) is "grandfathered" from Section 409A of the Code and has not been “materially modified” (within the meaning of Treasury Regulation section 1.409A-6(a)(4)) at any time after October 3, 2004, or (ii) has been amended in a manner that conforms with the requirements of Section 409A of the Code.

(k)With respect to each Benefit Plan, the Company has delivered to the Buyer accurate and complete copies (or where copies do not exist, summaries), if applicable, of: (i) all current Benefit Plan documents and related trust agreements or annuity contracts (including any amendments, modifications or supplements thereto); (ii) the summary plan descriptions and material modifications thereto; (iii) the three most recently filed Forms 5500, for each Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), if applicable; (iv) the most recent annual and periodic accounting of plan assets; (v) the three most recent nondiscrimination testing reports; (vi) the most recent determination or opinion letter received from the IRS with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (vii) all communications with any Governmental Authority relating to any ongoing audit or investigation; (viii) all contracts relating to the Benefits Plans with respect to which the Company may have any liability, including insurance contracts, investment management agreements, third party service provider agreements and recordkeeping agreements (including any amendments, modifications and supplements thereto).

(l)Each Benefit Plan may be amended or terminated without the consent of the participants and without the imposition of any material liability or penalties upon the Company or its ERISA Affiliates. The Company has not (i) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it shall increase benefits under any Benefit Plan, (ii) agreed to create or adopt any arrangement that would be considered an Benefit Plan once established, other than as set forth on Schedule 5.7(b), or (iii) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

5.18Insurance. Set forth on Schedule 5.18(a) is a list of all policies of insurance (other than those that are Benefit Plans) held by or for the benefit of the Company (by policy number, insurer, annual premium, premium payment dates, expiration date, and amount) relating to the business, properties, officers and directors and employees of the Company, copies of which have been provided to Buyer. With respect to each such insurance policy: (a) the Company is not in material breach or default, (b) except as set forth on Schedule 5.18(b), to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the policy, and (c) the Company has not received written or, to the Company’s Knowledge, oral notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Each such insurance policy is valid, binding, enforceable and in full force and effect as of the Closing, except to the extent that the enforceability thereof may be affected by (i) bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally,
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or (ii) to the extent not caused by actions of the Company, by court applied equitable principles. To the Knowledge of the Company, there are no Claims under such policies which are reasonably likely to exhaust the applicable limit of liability. Since the Lookback Date, the Company has not been denied insurance coverage for any reason. Except as set forth on Schedule 5.18(a), since the Lookback Date, the Company has never been insured under a loss sensitive (deductibles or retentions greater than $50,000) insurance program. Since the Lookback Date, the Company has not received written notice from, or on behalf of, any insurance carrier relating to or involving any materially adverse change in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of such policy or material alteration of coverage under any such policy. Since the Lookback Date, the Company has not made a claim against an insurance policy as to which the insurer denied coverage. Except as set forth on Schedule 5.18(a), the insurance has been continuously in force, with no gaps in coverage since the Lookback Date. To the Knowledge of the Company, all such insurance policies are provided by carriers who are financially solvent. The insurance policies are sufficient for compliance in all material respects with applicable Laws and requirements under any applicable Material Contracts and Current Government Contracts of the Company.
5.19Bank Accounts and Powers of Attorney. Schedule 5.19 lists the names and locations of all banks and other financial institutions with which the Company maintains a deposit account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company) (“Bank Accounts”), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company. There are no outstanding powers of attorney executed on behalf of the Company other than those executed in the Ordinary Course of Business for service, administration, or ministerial purposes.

5.20Suppliers and Customers. Schedule 5.20(a) lists the ten (10) largest customers (based on revenue received by the Company, the “Material Customers”) and the ten (10) largest suppliers (based on payments made by the Company, the “Material Suppliers”) for (i) the twelve (12) months period ended on December 31, 2019, and (ii) the seven (7) month period ended on July 31, 2020. Except as set forth on Schedule 5.20(b), no Material Customer has notified the Company in writing or, to the Knowledge of the Company, orally, that it shall, or intends to, cancel, terminate, or otherwise adversely modify any relationships of such Person with the Company or its Contracts or Government Contacts with the Company or materially decrease the rate of buying products and services from the Company and no Material Supplier has notified the Company in writing, or, to the Knowledge of the Company, orally, that it shall, or intends to, cancel, terminate, or otherwise adversely modify any relationships of such Person or any of its Contracts or Government Contracts with the Company or materially decrease the rate of supplying materials, products or services to the Company. The relationships of the Company with such suppliers and customers are reasonably good commercial working relationships. To Company’s Knowledge, no Material Customer or Material Supplier intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company. The Company has not within the past year been engaged in any material dispute with any Material Customer or Material Supplier. No Material Customer or Material Supplier has
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notified the Company in writing (or to the Knowledge of the Company, orally) that the consummation of the transactions contemplated in this Agreement and the Transaction Documents, would or is reasonably likely to adversely or negatively affect the relationship of the Company with such Material Customer or Material Supplier.

5.21Transactions with Related Persons. Except as set forth on Schedule 5.21, no officer or director of the Company, the Seller, any of the Owners, nor any immediate family member or Affiliate of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”), is presently, or since the Lookback Date has been, a party to any transaction with the Company, including any Contract or other arrangement: (a) providing for the furnishing of services by (other than as an officer, director or employee of the Company); (b) providing for the rental of real or personal property from; or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, director, trustee or partner or in which any Related Person has any direct or indirect interest. No Related Person owns or has the right to use or has any ownership interest in any asset, tangible or intangible, that is used in the business of the Company, and no such Related Person owns, directly or indirectly, any Person that engages in a Competitive Services, other than ownership of three percent (3%) or less of the outstanding securities of a publicly-traded company.

5.22Brokers. No investment banker, broker or finder, other than Kipps DeSanto & Co. is entitled to receive any brokerage, finder’s or other payment, fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its officers, directors or employees, the Owners, or the Seller.

5.23No Other Agreement to Sell. Except as set forth on Schedule 5.23, other than the sale of assets in the Ordinary Course of Business and except with respect to the transactions contemplated by this Agreement, the Company has no legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer the Company, the Equity, the assets or the business of the Company (in whole or in part), or to effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving the Company, or to enter into any agreement with respect thereto.

5.24Insolvency Proceedings. The Company is not the subject of any pending, rendered or threatened in writing or, to the Company’s Knowledge, orally threatened “insolvency” proceedings, as “insolvency” is defined pursuant to the federal bankruptcy Laws. The Company has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. The Company is not insolvent nor shall it become insolvent as a result of the Seller entering into this Agreement.

5.25No Additional Representations. Except for the representations and warranties contained in Article 4 or this Article 5 (in each case as modified by the Disclosure Schedules)
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and in any certificates of the Company required to be delivered to the Buyer pursuant to this Agreement (the “Closing Certificates”), neither the Sellers, the Company nor any other Person has made or shall be deemed to have made any representation or warranty to the Buyer, express or implied, at law or in equity, with respect to the Company or the business of the Company, including any representations and warranties as to the accuracy or completeness of any future sales, revenue, profitability or success of the business of the Company, or any representations or warranties arising from statute or otherwise in Law. All other representations, other than the representations and warranties made in Article 4, Article 5, and in the Closing Certificates, are expressly disclaimed by the Company, the Seller and the Owners. This Section 5.25 shall not limit or apply to any claim (at law or in equity) for Fraud.

ARTICLE6
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller as follows, as of the date hereof:
6.1Organization. The Buyer is a duly organized and validly existing New Jersey corporation in good standing under the Laws of the State of New Jersey with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as presently conducted except where the failure to be so qualified or registered would not cause a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by, and perform its obligations under, this Agreement or the other Transaction Documents.
6.2Authorization and Enforceability. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which the Buyer is a party by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and each Transaction Document to which the Buyer is a party or to consummate such transactions. This Agreement and each Transaction Document to which it is a party has been duly and validly executed and delivered by the Buyer and, assuming such agreements constitute the legal, valid and binding obligations of the Company, the Seller and the Owners, constitute the legal, valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity.

6.3No Violation. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation of the transactions contemplated hereby, will: (a) violate any provision of the Charter or Governing Documents of the Buyer, (b) violate any Law to which the Buyer is subject, (c) violate or constitute a default under, result in the termination of,
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accelerate performance required by any of the terms, conditions or provisions of any material note, mortgage, deed of trust, lease or agreement to which the Buyer is a party, (d) result in the creation of any Lien on the assets or properties of the Buyer, or (e) require any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or other Person on the part of the Buyer, except in the cases of clauses (b) - (e) where such violations, defaults, conflicts, notices, consents and Liens would not be reasonably expected to have a material adverse effect on the Buyer’s ability to consummate the transactions herein.

6.4Investment Intent; Accredited Investor; Investment Experience. The Buyer is acquiring the Equity for its own account and not with a view to, or in connection with, any distribution thereof in violation of the Securities Act, any applicable state securities Laws, or the rules and regulations issued pursuant thereto. The Buyer is an “accredited investor” as defined in Rule 5.1(a) of Regulation D promulgated under the Securities Act. The Buyer acknowledges that the Equity is not registered under the Securities Act or any applicable state securities Laws. The Buyer acknowledges that the sale of Equity was not made by means of any general advertisement or solicitation.

6.5Actions and Proceedings. There is no Claim (whether civil, criminal, administrative, investigative, or informal) pending or, to the Knowledge of the Buyer, threatened, against or relating to the Buyer that could reasonably cause a material adverse effect on the Buyer’s ability to perform its obligations hereunder, or the ability of the Buyer to consummate the transactions contemplated hereby, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. The Buyer is not subject to any outstanding Order of any legal or administrative body or arbitrator that could reasonably cause a material adverse effect on the Buyer’s ability to perform its obligations hereunder. To the Knowledge of the Buyer, there are no audits, investigations or inquiries by any Governmental Authority pending, threatened or contemplated to which the Buyer is a party or of which any of its property is the subject that could reasonably cause a material adverse effect on the Buyer’s ability to perform its obligations hereunder.

6.6Brokers. No investment banker, agent, broker, or similar Person or firm acting on behalf of the Buyer is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, in each case, for which any Owner or the Seller would have any Liability.

6.7No Foreign Control. The Buyer is not a “foreign person” and no aspect of the Buyer’s organization, structure, ownership, financing, operation or otherwise is capable of causing the transactions contemplated by this Agreement to be deemed a “covered transaction” as that term is defined in the Foreign Investment Risk Review Modernization Act of 2018, as amended, or will trigger a “Foreign Ownership, Control, or Influence” issue under the National Industrial Security Program Operating Manual. For purposes of the foregoing, a “foreign person” is any foreign national, foreign government, foreign entity, or any entity over which control is exercised or exercisable by a foreign national, foreign government, or foreign entity.
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6.8Due Diligence Acknowledged; No Other Representations. The Buyer acknowledges that it has had adequate opportunity to conduct such due diligence investigation of the Company and its business and affairs as the Buyer considered appropriate. The Buyer further acknowledges that it has conducted an investigation of the financial condition, assets, liabilities, operations, properties and projected operations of Company and its business in making its determination as to the propriety of entering into this Agreement and the transactions contemplated herein, has relied on the results of said investigation and upon its evaluation of the Company and its business, affairs and prospects and the representations and warranties contained in Article 4 and Article 5 (and the Schedules referred to therein) and any Closing Certificates and not in reliance upon any other representation or warranties from, the Owners, the Seller, the Company, or any other Person, express or implied (other than the foregoing referenced representations or warranties). The Buyer acknowledges and agrees that the representations and warranties set forth in Article 4 and Article 5 (and the Schedules referred to therein) and any Closing Certificate constitute the sole and exclusive representations and warranties to Buyer in connection with the transactions contemplated hereby and further acknowledges and agrees that the Owners, the Seller and the Company expressly disclaim all representations and warranties other than the representations and warranties set forth in Article 4 and Article 5 (and the Schedules referred to therein) and any certificate of the Owners, the Seller or the Company required to be delivered pursuant to this Agreement. Notwithstanding the foregoing, this Section 6.8 shall not limit or apply to any claim (at law or in equity) for Fraud.

6.9No Other Representations and Warranties. Neither the Buyer, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Buyer, in each case, except as expressly set forth in this Article 6, and in any certificates of the Buyer required to be delivered pursuant to the Agreement. Notwithstanding the foregoing, this Section 6.9 shall not apply to any Claim (at law or in equity) for Fraud.

ARTICLE 7.
COVENANTS OF THE PARTIES

7.1Reasonable Efforts. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement (or as applicable, their officers and directors) shall take all such necessary action as may be reasonable in the context thereof.
7.2Public Announcements. No party shall, without the prior written approval of the other, issue any press release or otherwise make any public statement with respect to this Agreement or the sale of the Company or the Equity, except as may be required by Law or stock exchange rule. Without limiting the foregoing, the Buyer and the Seller shall consult with each other with respect to issuing any press release or otherwise making any public statements with respect to this Agreement or the sale of the Company or the Equity, except as may be required by applicable Law or stock exchange rule.
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7.3Employees. For at least one year following the Closing Date, except as otherwise set forth on Schedule 7.3, the Buyer shall cause the Company to continue to maintain for all employees of the Company as of the Closing Date who continue employment with the Company on and after the Closing (“Continuing Employees”) the wages, salary and bonus opportunities and employee benefit plans of the Buyer or its Affiliates that are no less favorable in the aggregate to the wages, salary, bonus opportunities and employee benefit plans offered to such Continuing Employees by the Company immediately prior to the Closing; provided, however, that: in each case, (i) any Change In Control Payment, any profit sharing arrangement (other than a qualified plan), phantom equity, change of control or retention bonus provided by the Company prior to the Closing is not required to be maintained or provided after the Closing (provided that the Company shall maintain its obligations to pay the Cooke & Smith Retention Amount) or otherwise substituted for purposes of satisfying the Buyer’s obligations hereunder which obligation will be evaluated without inclusion of such items; (ii) service prior to the Closing with the Company and its Affiliates shall be credited to Continuing Employees for all purposes (other than benefit accrual under a defined benefit pension plan) under the Buyer’s plans; and (iii) credit shall be received by Continuing Employees under the Buyer’s group health plan or plans for the year of initial participation in such plan or plans for deductibles and co-pays met under the respective group health plan or plans of the Company for the same year to the same extent that such credit was recognized under an analogous Company Benefit Plan, in each case except to the extent such crediting would result in a duplication of benefits or retroactive application. Further, the Buyer shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any Buyer plans, except to the extent that such pre-existing condition limitations, exclusions, actively at work requirements and waiting periods would not have been satisfied or waived under the comparable Company employee benefit plan immediately prior to the Closing Date. Nothing contained in this Agreement shall be construed, express or implied, as amending, modifying, or establishing any benefit plan, program, arrangement, or agreement, or otherwise confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.3. The parties hereto acknowledge and agree that (i) the terms set forth in this Section 7.3 shall not create any right in any employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates; and (ii) the parties hereto acknowledge and agree that no employee is a third party beneficiary of this Section 7.3.

7.4Sellers’ Representative.

(a)Appointment of Sellers’ Representative. The Seller and each of the Owners hereby constitutes and irrevocably appoints, effective from and after the date hereof, Anna Ryan as the Seller’s and such Owner’s agent and attorney-in-fact (the “Sellers’ Representative”) to act as Sellers’ Representative under this Agreement and the Transaction Documents in accordance with the terms of this Section 7.4 and the Transaction Documents. In the event of the resignation, death or incapacity of the Sellers’ Representative, the Seller and the Owners hereby appoint Laura Baldwin as the successor Sellers’ Representative.
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(b)Authority. The Sellers’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Seller and the Owners (with full power of substitution in the premises) in connection with (i) the indemnity provisions of Article 8 as they relate to the Seller and the Owners generally (ii) the Post-Closing Adjustment provisions of Section 2.3 and (iii) such other matters as are reasonably necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents including, without limitation (A) to receive all payments owing to the Seller and the Owners under this Agreement, unless otherwise provided for in this Agreement, (B) to act as the representative of the Seller and the Owners to review and authorize all claims and disputes or question the accuracy thereof, (C) to negotiate and compromise on their behalf with Buyer any claims asserted thereunder and to authorize payments to be made with respect thereto, (D) to take such further actions as are authorized in this Agreement or the Transaction Documents, and (E) in general, do all things and perform all acts, including, without limitation, executing and delivering all agreements (including the Transaction Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Sellers’ Representative to be necessary or desirable in connection with this Agreement, the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents. The Buyer and the Escrow Agent shall be entitled to rely, without inquiry, on such appointment and to treat the Sellers’ Representative as the duly appointed attorney-in-fact of the Seller and each Owner and to rely, without inquiry, upon any actions of the Sellers’ Representative as the acts of the Seller and Owners in connection with this Agreement and the Transaction Documents. The Seller and the Owners shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom he may retain to assist in carrying out his, her or its duties hereunder. The Seller and each Owner by execution of this Agreement, and without any further action, confirms such appointment and authority. All that the Sellers’ Representative will do or cause to be done by virtue of such Sellers’ Representative’s appointment as Sellers’ Representative of the Seller and the Owners is hereby ratified and confirmed. Notices given to the Sellers’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Seller and the Owners for all purposes under this Agreement.

(c)Extent and Survival of Authority. The appointment of the Sellers’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 7.4 shall be effective and absolutely binding on the Seller and each Owner notwithstanding any contrary action of or direction from the Seller or such Owner, except for actions or omissions of the Sellers’ Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of the Seller or any Owner shall not terminate the authority and agency of the Sellers’ Representative. The Buyer and any other party to a Transaction Document in dealing with the Sellers’ Representative may conclusively and absolutely rely, without inquiry, upon any act of the Sellers’ Representative as the act of the Seller and the Owners.

(d)Release from Liability; Indemnification. The Seller and each Owner hereby releases the Sellers’ Representative from, and the Seller and each Owner agrees to indemnify the Sellers’ Representative against, liability for any action taken or not taken by the Sellers’
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Representative in her capacity as such (including the expenses referred to in Section 7.4(e) hereof), except for the liability of the Sellers’ Representative to the Seller or an Owner for loss which the Seller or such Owner may suffer from the willful misconduct or gross negligence of the Sellers’ Representative in carrying out her duties hereunder or under the Transaction Documents. The Sellers’ Representative shall not be liable to any Seller or to any other Person (other than Buyer), with respect to any action taken or omitted to be taken by the Sellers’ Representative in her role as the Sellers’ Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Sellers’ Representative.

(e)Reimbursement of Expenses. The Sellers’ Representative shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified by, the Owners, pro rata in accordance with their respective ownership percentage, for any and all expenses, charges and liabilities, including, but not limited to, the hiring of legal counsel and financial, tax or accounting advisors and the incurring of any fees and costs related thereto and any expenses related to the Dispute Resolution Procedure, incurred by the Sellers’ Representative in the performance or discharge of her duties pursuant to this Section 7.4.

7.5Tax Matters. The following provisions shall govern the allocation of responsibility among the parties hereto for certain Tax matters after the Closing Date:
(a)Tax Periods Ending on or Before the Closing Date. The Sellers’ Representative, at the cost and expense of the Owners, shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”), including but not limited to, any short-period Tax Returns resulting from the transactions contemplated by this Agreement, which have not been filed prior to the Closing Date. Such Tax Returns shall be prepared consistent with past practice, to the extent such past practice is in accordance with applicable Law. The Sellers’ Representative shall permit the Buyer to review and to comment on each such Tax Return at least twenty (20) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer. The Owners shall be, jointly and severally, responsible for all Taxes of the Company for all Pre-Closing Taxable Periods to the extent such Taxes have not already been paid (including payments made by the Company, the Seller or the Owners prior to the Closing) as of the Closing, except to the extent reflected in Final Net Working Capital as finally determined pursuant to Section 2.3.
(b)Tax Periods Beginning Before and Ending After the Closing Date. The Buyer, at its own cost and expense, shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for taxable periods beginning on or before the Closing Date and ending after the Closing Date (“Straddle Periods”). Such Tax Returns shall be prepared consistent with past practice, to the extent such past practice is in accordance with applicable Law. The Buyer shall permit the Sellers’ Representative to review and to comment on each such Tax Return at least twenty (20) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers’ Representative. The Owners shall be, jointly and severally, responsible for all Taxes of the Company which relate to the
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portion of any Straddle Periods ending on the Closing Date (as determined pursuant to Section 7.5(c) hereof) to the extent such Taxes have not already been paid (including payments made by the Company prior to the Closing), except to the extent reflected in Final Net Working Capital as finally determined pursuant to Section 2.3. The Seller, on the Owners’ behalves, shall pay to (or as directed by) the Buyer any such amount of Taxes no later than five (5) Business Days prior to the date such Taxes are due.

(c)Apportionment of Straddle Period Taxes. In the case of any Taxes that are payable with respect to a Straddle Period, the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any ad valorem Tax on real or personal property or franchise Tax not based on gross or net income, be deemed to be the amount of such Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax other than a Tax described in clause (x) of this paragraph, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date, based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any pass-through entity owned by the Company will be deemed terminated at such time). All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company, to the extent permitted under applicable Laws.

(d)Tax Refunds. Any Tax refunds that are received by the Company, and any amounts credited against Taxes claimed in lieu of a Tax refund to which the Company becomes entitled, that relate to any Pre-Closing Taxable Period, or to any portion of a Straddle Period ending on the Closing Date, to the extent not taken into account as an asset in Final Net Working Capital, shall be for the account of the Seller, and the Company shall pay over to the Seller any such refund or the amount of any such credit, less the amount of any expenses incurred by the Buyer or the Company in obtaining such refund or credit and the amount of any Taxes incurred by the Buyer or the Company with respect thereto, within ten (10) days after receipt thereof or entitlement thereto.   In the event any previously referenced refund or credit is subsequently disallowed by an applicable Governmental Authority, the Owners, jointly and severally, shall promptly reimburse the Buyer for the amount of such disallowed refund or credit.

(e)Transfer Taxes. The Buyer and the Seller shall each be responsible for and shall pay fifty percent (50%) of any and all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), excluding any Transfer Taxes due to the Reorganization. The Sellers’ Representative shall timely prepare all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and shall provide a draft copy of such Tax Returns and other documentation to Buyer at least ten (10) days prior to the due date for such Tax Returns for Buyer’s review, comment and approval. The Sellers’ Representative shall timely file, or cause to be timely filed, all such Tax Returns, and the Buyer shall reasonably cooperate with the Sellers’ Representative as may be necessary
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to effectuate such filings, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(f)Cooperation. The Buyer, the Company, the Owners, the Seller and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with (i) the filing of Tax Returns pursuant to this Section 7.5 and (ii) any audit, litigation, or other Claim with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, the Company, the Seller and the Owners will (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by a relevant party, any extensions thereof) of the respective Tax periods, and abide by all record retention agreements entered into with any Governmental Authority, and (B) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, the Buyer, the Company, the Owners, the Seller or the Sellers’ Representative, as the case may be, shall allow the requesting party to take possession of such books and records. The Buyer, the Company, the Seller, the Owners and the Sellers’ Representative will, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(g)Tax Claims.

(i) The Buyer and the Company, on the one hand, and the Sellers’ Representative, on behalf of the Seller and the Owners, on the other hand, promptly must notify each other in writing upon receipt by such Party of written notice of any Claim with respect to Taxes relating to a Pre-Closing Taxable Period (a “Pre-Closing Tax Proceeding”).
(ii) With respect to a Pre-Closing Tax Proceeding that relates solely to a taxable period ending on or prior to the Closing Date for which the Seller and the Owners have an indemnity obligation under this Agreement, the Sellers’ Representative will have fifteen (15) days after receipt of written notice of such Pre-Closing Tax Proceeding (either from the Buyer or directly from the relevant Governmental Authority) to elect (by written notice to the Buyer) to have responsibility for directing the defense of such Pre-Closing Tax Proceeding. If the Sellers’ Representative exercises her option to direct the defense of any such Pre-Closing Tax Proceeding, then the Buyer and the Company reasonably will cooperate therewith (which cooperation will include, among other things, providing any necessary powers of attorney); provided, however, if the Sellers’ Representative chooses to exercise such option then with respect to such claim, then: (A) the Seller and the Owners will pay all of their own fees, costs, and other expenses incurred in conducting such defense of such claim; (B) the Seller and the Buyer and each of their representatives will cooperate in good faith in resolving such Pre-
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Closing Tax Proceeding; (C) the Buyer may participate in the conduct of such Pre-Closing Tax Proceeding with counsel of its choice at its own expense, and the Sellers’ Representative will keep the Buyer reasonably informed regarding the progress of such Pre-Closing Tax Proceeding; and (D) the Sellers’ Representative will not consent to the entry of any judgment or enter into any compromise or settlement of such Pre-Closing Tax Proceeding without the Buyer’s prior, written consent (which consent will not be unreasonably conditioned, delayed, or withheld). If the Sellers’ Representative does not exercise her option within fifteen (15) days after receipt of written notice of any Pre-Closing Tax Proceeding for which the Sellers’ Representative was entitled to exercise her option, then the Buyer will be entitled to direct the defense of such Pre-Closing Tax Proceeding; provided, however, (x) the Buyer will cooperate with the Sellers’ Representative on behalf of the Seller and the Owners in good faith in resolving such Pre-Closing Tax Proceeding; (y) the Sellers’ Representative may participate in the conduct of the Pre-Closing Tax Proceeding with counsel of its choice at its own expense; and (z) the Buyer will keep the Sellers’ Representative reasonably informed regarding the progress of such Pre-Closing Tax Proceeding.
(iii) The provisions of this Section 7.5(g), rather than those of Section 8.5(a), shall apply to any Claim relating to Taxes.
(a)Covenant Regarding Reorganization. With respect to the Reorganization, for U.S. federal, state and local tax purposes, each party (as applicable) will treat and report the Reorganization as an F Reorganization and shall comply with the filing and recordkeeping requirements of Treasury Regulation Section 1.368-3.
7.6 General Release. For and in consideration of the amounts payable to the Seller (and to the Owners indirectly) hereunder, effective as of the Closing Date, the Seller and each Owner hereby releases, acquits and discharges the Company and its Affiliates and their respective officers, directors, managers, attorneys, agents, representatives, trustees and employees and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all Liabilities, whatsoever, both in law and in equity, which the Seller or such Owner ever had, now has, or hereafter may have against the Company or any of its Affiliates arising out of any matters occurring on or prior to the Closing and whether or not relating to Claims pending on, or asserted after, the Closing. Notwithstanding anything herein to the contrary, the foregoing release does not include, and the provisions of this Section 7.6 shall not release or otherwise diminish, any rights or Claims of (a) the Seller or an Owner that he, she or it has, has ever had, or may hereafter have against the Buyer and its Affiliates (including the Company after the Closing) set forth in any provisions of this Agreement, the transactions contemplated hereby, or the other Transaction Documents executed in connection with the transactions contemplated hereby and the Seller and Owners hereby expressly reserve any such Claims, (b) with respect to Anna Ryan: (i) claims to indemnification or reimbursement from the Company to which Ms. Ryan is entitled under the terms and conditions of Section 7.11; provided that, Ms. Ryan shall not be entitled to indemnification or reimbursement for any amounts which exceed the proceeds actually received by the Company under a Tail Policy for such matter (net of out of pocket expense); or (ii) accrued salary and reimbursement of expenses as of the Closing Date (in each case, solely to the extent such amount is included in the
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Estimated Net Working Capital). From and after the Closing, the Seller and the Owners hereby irrevocably covenant to refrain from, directly or indirectly, asserting any Claim, or commencing or causing to be commenced, any Claim of any kind against the Company and its Affiliates, based upon any matter purported to be released hereby.
7.7[Reserved].

7.8    Release of Escrow. Within two (2) Business Days following the twelve (12) month anniversary of the Closing Date, the Buyer and the Seller shall instruct the Escrow Agent to release to the Seller the remaining balance, if any, of the Escrow Amount; provided, however, that if, prior to the close of business on the escrow release date, the Seller shall have been notified by the Buyer or a Buyer Indemnitee, as applicable, of a claim for indemnification in accordance with Article 8 and such claim shall not have been withdrawn by the Buyer or such Buyer Indemnitee, then that portion of the Escrow Amount necessary to satisfy such claim shall not be released until such claim is finally resolved or disposed of in accordance with the terms hereof.
7.9R&W Insurance Policy. During the term of the R&W Insurance Policy, the Buyer shall (a) maintain the R&W Insurance Policy in full force and effect; and (b) not, without the Sellers’ Representative prior, express, written consent either (i) amend, repeal, or modify the subrogation provision with respect to the Seller and the Owners of the R&W Insurance Policy, or (ii) amend, repeal, or modify any other provision of the R&W Insurance Policy in a manner that would be materially adverse to the Seller or the Owners without the Sellers’ Representative prior, express, written consent (such consent not to be unreasonably withheld, conditioned, or delayed). The Seller and the Owners shall use commercially reasonable efforts to assist and cooperate with the Buyer in connection with any claim by the Buyer under, or recovery by the Buyer with respect to, the R&W Insurance Policy.
7.10Restriction on Dissolution of the Seller. The Buyer acknowledges and agrees that for Tax planning purposes of the Owners, the Seller may be dissolved and liquidated after the Closing. The dissolution or other termination of existence of the Seller shall not terminate any of the rights of the parties under this Agreement or any Transaction Documents. Upon the dissolution of the Seller, each obligation of the Seller hereunder shall be an obligation of the Owners, jointly and severally (unless such obligation is expressly contemplated as becoming the obligation of Sellers’ Representative pursuant to the terms of this Agreement or any Transaction Document).

7.11Continuing Indemnification Obligations. For a period of six (6) years following the Closing Date, neither the Buyer nor the Company shall, except as required by applicable Law, reduce or eliminate the level of indemnification provided by the Company as of immediately prior to the Closing (which indemnification provisions are set forth on Schedule 7.11) to such directors, managers, officers and management level employees of the Company that are expressly covered by the directors & officers Tail Policies (the “D&O Indemnified Persons”) related to actions or omissions prior to the Closing Date. During this six (6) year period, the Buyer will cause the Company to use commercially reasonable efforts to timely
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pursue insurance claims under the Tail Policies related to the D&O Indemnified Persons, to the extent such claims are reasonably likely to be covered under the Tail Policies. The provisions of this Section 7.11 and Section 7.12 are expressly intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, and their respective heirs and legal representatives; provided, however, that under no circumstances shall any D&O Indemnified Party be entitled to indemnification under this Section 7.11 to the extent such indemnification is not covered by the Tail Policies (as defined in Section 7.12).

7.12Tail Insurance. Prior to the Closing, the Company procured, at its sole cost and expense, and will pay all premiums under, a six-year tail insurance policy (the “Tail Policies”) to the Company’s directors’ and officers’, employment practices and/or fiduciary liability insurance policy/ies existing as of the Closing on terms with respect to coverage that are no less favorable than those of such policy/ies in effect as of the Closing Date, and which will cover acts and omissions of current and former officers and directors, managers, employees and/or fiduciaries as well as all insured entities for the three-year period prior to the Closing Date. The Buyer was provided with the right to review and comment upon the terms of any proposed Tail Policy, including the conversion endorsement thereto, and the Company used its reasonable best efforts to obtain any and all recommended changes. The Tail Policies will be maintained by the Company for a period of six (6) years following the Closing Date.

7.13Market Stand-Off. The Company, the Seller and the Owners acknowledge that the existence of this Agreement and the negotiations with respect hereto may be considered material non-public information. The Company, the Seller and the Owners will not, and will notify in writing those Company officers, directors/managers and Affiliates and those of the Company’s employees who have knowledge or become aware of the existence of this Agreement and/or the negotiations with respect hereto not to, purchase, sell, pledge, hypothecate or otherwise transfer, or grant or acquire any option or other right to purchase, any securities of the Buyer from the date hereof through the third Business Day after the public announcement by the Buyer of the existence of this Agreement and its subject rights.

7.14Reorganization. Notwithstanding anything to the contrary contained in this Agreement, neither the Seller nor any Owner shall have any Liability of any kind with respect to the Reorganization or the effects thereof, including with respect to (a) any Liability arising from any assertion by any Governmental Authority that the Reorganization gives rise to a requirement that any Government Contract be novated, or that the consent or approval of any Governmental Authority or other Person is required in connection therewith, (b) any misrepresentation, breach or inaccuracy of any representation or warranty contained in this Agreement or in any Transaction Document arising solely as a result of the Reorganization, or (c) any Transfer Taxes arising in connection with the transactions contemplated by the Reorganization, provided, however, that, for the avoidance of doubt, the foregoing limitations shall not apply (i) to the extent such Liability arises from the failure of the Seller, the Company (prior to the Closing), or the Owners to complete a step of the Reorganization, including making applicable Tax elections required to be completed; or (ii) with respect to Taxes arising from the Reorganization prior to the Closing.

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7.15Post-Closing Matters. Following the Closing, the Buyer shall use its commercially reasonable efforts to remove Anna Ryan under any other Contracts or obligations of the Company if the Buyer or the Company becomes actually aware that she is listed as a fiduciary or guarantor.

ARTICLE 8.
INDEMNIFICATION

8.1By the Seller and the Owners. Subject to the terms and conditions of this Article 8, the Seller and each Owner, jointly and severally, covenants and agrees to defend, indemnify, reimburse and hold harmless the Buyer and its Affiliates (including the Company following the Closing), directors, officers, equity holders, members, managers, employees and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses resulting from, arising out of, or incurred with respect to:
(a)any misrepresentation or breach of or inaccuracy in any representation or warranty by the Seller or the Owners contained in Article 4, by the Seller or the Company contained in Article 5, or in any Closing Certificate provided, however for purposes of determining whether a breach of a representation or warranty, has occurred and for purposes of computing any Losses under this Article 8 with respect to any representation or warranty that is qualified as to materiality by use of the terms “material”, “in all material respects,” “Material Adverse Effect” or words of substantially equivalent meaning which have the effect of making any such representation or warranty less likely to be breached, such terms shall be disregarded in their entirety and shall not be given any effect (as if such word or words were deleted from such representation and warranty) and the amount of the Losses shall be the entire Losses arising by reason of the breach of such representation or warranty; provided, however, such terms shall not be disregarded and shall be given effect in any Claims based on Fraud;
(b)any failure of (i) the Seller or the Owners to perform any covenant or agreement of the Seller or the Owners made or contained in this Agreement or in the Restrictive Covenants Agreement, or (ii) the Company to perform any covenant or agreement of the Company required in this Agreement to be performed prior to the Closing;

(c)any Claims based on Fraud committed by the Company, the Seller or the Owners; or

(d)any underestimation of the Final Indebtedness or Final Transaction Payments not previously paid or expressly included in, the determination of the Flow of Funds Memorandum or the Post-Closing Adjustment.

8.2By Buyer. Subject to the terms and condition of this Article 8, the Buyer covenants and agrees to defend, reimburse, indemnify and hold harmless the Seller, each of the Owners and each of their respective Affiliates, directors, officers, equity holders, members, managers, employees, trustees and their respective successors and assigns (collectively, the
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“Seller Indemnitees”), from and against any and all Losses resulting from, arising out of, or incurred with respect to:
(a)any misrepresentation or breach of or inaccuracy in any representation or warranty of the Buyer contained in Article 6 or in any certificate delivered by Buyer pursuant to this Agreement; or
(b)any failure of the Buyer or the Company (after the Closing) to perform any covenant or agreement made or contained in this Agreement.

8.3Survival. The respective representations and warranties of the Company, the Seller, the Owners and the Buyer contained in this Agreement and in any Closing Certificate or and in any certificate of the Buyer required to be delivered pursuant to the Agreement, shall survive the Closing Date and after the Closing: (a) the General Representations shall survive until the date that is 12 months after the Closing Date; and (b) the Fundamental Representations, the Buyer Fundamental Representations, and the Tax Representations shall survive until the 6-year anniversary of the Closing Date. Notwithstanding the foregoing (A) claims based on Fraud shall survive until the 6-year anniversary of the Closing Date; and (B) the respective obligations to indemnify, reimburse, defend and hold harmless the Buyer Indemnitees and the Seller Indemnitees, respectively, pursuant to Sections 8.1(a) and 8.2(a), as the case may be, shall not terminate with respect to any individual item as to which the Indemnified Party, before the expiration of the applicable survival period set forth above, shall have delivered a notice pursuant to Section 8.5 to the Indemnifying Party. All covenants and agreements contained in this Agreement or in the Restrictive Covenants Agreement shall survive the Closing, and continue indefinitely (unless a shorter period is expressly prescribed with respect to such covenant or agreement, including with respect to such periods set forth in the Restrictive Covenant Agreement). It is the express intent of the parties that the survival of the representations and warranties set forth in this Agreement (and the associated right to bring a claim for a breach of such representations and warranties) may be shorter or longer than the statute of limitations that otherwise would have been applicable to such representations or warranties, and, by contract, the applicable statute of limitations with respect to such representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) are reduced so they end as provided in this Section 8.3 (other than with respect to Fraud, which shall survive as contemplated by this Section 8.3). Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 8.3 shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.
8.4Limits on Indemnification and Orders of Recovery.

(a)The Buyer Indemnitees (whether individually or collectively) shall not be entitled to indemnification under Section 8.1(a) for breaches of General Representations, unless and until the aggregate amount of Losses that would otherwise be recoverable by the Buyer Indemnitees (collectively) equals or exceeds $160,000.00 (the “Deductible”), in which case, subject to the limitations of liability in this Article 8, the Buyer Indemnitees (collectively) shall be entitled to recover the aggregate amount of Losses that exceed the Deductible in the manner
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set forth in this Article 8; provided, however, for the avoidance of doubt, the Deductible shall not apply to claims based upon Fraud or for breaches of or inaccuracies in Fundamental Representations or Tax Representations. The Buyer must seek indemnification under Section 8.1(a) with respect to General Representations as follows: (i) first from the Indemnity Escrow Account, and (ii) second, from the R&W Insurance Policy. For the avoidance of doubt, except in cases of Fraud, (A) the aggregate liability of the Seller and the Owners to indemnify the Buyer Indemnitees from and against any Losses for breaches of General Representations shall be limited to the Indemnity Escrow Account; provided that nothing in this Section 8.4(a) shall limit the Buyer’s right to recover any amounts under the R&W Insurance Policy; and (B) the aggregate liability of the Buyer to indemnify the Seller Indemnitees for breaches of the Buyer’s representations and warranties (other than Buyer Fundamental Representations) shall be limited to $5,000,000. For the avoidance of doubt, the foregoing limitations do not apply to Claims based on Fraud.
(b)The Buyer must seek indemnification under Section 8.1(a) for breaches of Fundamental Representations as follows: (i) first from the Indemnity Escrow Account, (ii) second, from the Seller and the Owners, jointly and severally, until the retention under the R&W Insurance Policy has been satisfied in full, and (iii) third, from the R&W Insurance Policy until coverage is no longer available, and (iv) fourth, from the Seller and the Owners up to the Cap.

(c)The Buyer must seek indemnification under Section 8.1(a) for breaches of Tax Representations as follows: (i) first from the Indemnity Escrow Account, (ii) second, from the Seller and the Owners, jointly and severally, until the retention under the R&W Insurance Policy has been fully satisfied, and (iii) third, from the R&W Insurance Policy. For the avoidance of doubt, except in cases of Fraud, neither the Seller nor any Owner shall be liable for indemnification for breaches of Tax Representations under Section 8.1(a) after the retention under the R&W Insurance Policy has been satisfied; provided that nothing in this Section 8.4(c) shall limit the Buyer’s right to recover any amounts under the R&W Insurance Policy.

(d)Except as otherwise provided in this Article 8 (i) the maximum aggregate amount of indemnification obligations to which the Buyer Indemnitees will be entitled to receive with respect to Losses under Section 8.1(a) for breaches of or inaccuracies in the Fundamental Representations will not exceed the Adjusted Closing Consideration paid under this Agreement (the “Cap”); and (ii) the maximum aggregate amount of indemnification obligations to which the Seller Indemnitees will be entitled to receive from the Buyer with respect to Losses under Section 8.2(a) for breaches of or inaccuracies in the Buyer Fundamental
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Representations will not exceed the Cap. For the avoidance of doubt, the foregoing limitations do not apply to Claims based on Fraud.

(e)[Reserved]

(f)[Reserved]

(g)Notwithstanding anything herein to the contrary, no Person shall be entitled to indemnification or reimbursement under any provision of this Agreement (including without limitation pursuant to Section 2.3) for any amount to the extent such Person has been actually indemnified or reimbursed for such amount under any other provision of this Agreement, even though such Losses may have resulted from the breach of more than one of the representations, warranties, covenants and agreements contained in this Agreement or any certificate executed in connection herewith. Except with respect to Fraud, the Buyer shall use commercially reasonable efforts to timely pursue insurance claims under the R&W Insurance Policy and shall use commercially reasonable efforts to cause the Company to timely pursue insurance claims under applicable Tail Policies, in each case, to the extent such Losses are reasonably likely to be covered under the R&W Insurance Policy and/or the Tail Policies, as applicable. If proceeds from the R&W Insurance Policy and/or any Tail Policy are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation (in respect of such facts for which insurance was recovered), then such proceeds promptly must be remitted to the Indemnifying Party to the extent such reduction of the Losses would have reduced the Indemnifying Party’s indemnification obligations (net of out-of-pocket fees, expenses and costs incurred in recovering such amounts, including any deductible paid and any resulting increase in premium or Tax costs actually realized or incurred by the Indemnified Party). With respect to each applicable indemnification obligation contained in this Agreement, Losses payable under this Article 8 by an Indemnifying Party will be (i) computed net of any insurance proceeds actually recovered with respect to such Losses (in respect of such facts for which insurance was received), net of out-of-pocket fees, expenses and costs incurred in recovering such amounts, including any deductible paid and any resulting increase in premium or Tax costs actually realized or incurred by the Indemnified Party, and (ii) reduced by any recovery from any third Person in respect of such Loss, net of out-of-pocket fees, expenses and costs incurred in recovering such amounts. If and solely to the extent that an amount of indemnifiable Losses in connection with an indemnifiable matter was already included in calculating the Final Net
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Working Capital, Final Indebtedness, or Final Transaction Payments, the same amount of such indemnifiable Losses may not be recovered under this Article 8.

(h)The provisions of this Section 8.4 (including with respect to the Deductible) are not applicable to, and shall not in any way limit, claims under the R&W Insurance Policy, except as and to the extent expressly set forth in the R&W Insurance Policy.

8.5Indemnification Procedures.
(a)Third Party Claims. In the case of any claim asserted by a third party against a party entitled to indemnification under this Article 8 (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any Claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (i) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure by any Indemnified Party to give notice as provided in this Section 8.5(a) shall not relieve the Indemnifying Party of its indemnification obligations under this Section 8.5(a) except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice. Notwithstanding anything to the contrary contained herein, in no event may the Indemnifying Party assume or maintain control of the defense of any Claim (A) unless the Indemnifying Party acknowledges fully its obligations to indemnify the Indemnified Party for the Losses incurred in connection with such third party claim within thirty (30) calendar days after receiving notice of such third party Claim; (B) whereby the applicable third party claimant is a then-current customer, employee, or material supplier of the Buyer or the Company or any of their respective Affiliates; (C) whereby the applicable third party alleges Fraud; (D) whereby an adverse judgment with respect to the Claim will establish a precedent materially adverse to the continuing business interests of the Company, the Buyer or their respective Affiliates; (E) for which there is a material conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of such defense; (F) whereby the third party Claim is criminal in nature, could reasonably be expected to lead to criminal proceedings or otherwise involves criminal liability; (G) for which the third party Claim seeks injunctive relief or other equitable remedies against the Indemnified Part(ies), including suspension or debarment; (H) if a Buyer Indemnitee is the Indemnified Party and seeks indemnification for amounts greater than the amounts remaining in the Indemnity Escrow Account, and/or (I) (x) whereby the assumption of the defense by the Indemnifying Party is reasonably likely to cause a Buyer Indemnitee to lose coverage under the R&W Insurance Policy, (y) a Buyer Indemnitee or the insurer is required to assume the defense of such third-party Claim pursuant to the R&W Insurance Policy or (z) the insurer of the R&W Insurance Policy and the Buyer have confirmed in writing that the applicable Losses will be fully covered other than by the Indemnifying Party. If the Indemnifying Party is not otherwise entitled to assume or control the defense of the third party Claim, if the Indemnifying Party does not accept the defense of any matter as above provided within 30 days after receipt of the notice from the Indemnified Party described above (or any shorter period required to avoid material prejudice with respect to the defense of such matter),
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or if the Indemnifying Party abandons or fails to diligently pursue the defense of such third party Claim, the Indemnified Party shall have the full right to defend against any such Claim at the sole cost of the Indemnifying Party, provided that the Indemnified Party shall not consent to entry of any judgment or enter into any settlement of such Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned. Except with the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld, conditioned or delayed), no Indemnifying Party, in the defense of any such Claim, shall consent to entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party, (ii) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general complete release from all liability with respect to such Claim, (iii) requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the delivery of a release for such Claim, or (iv) if a Buyer Indemnitee is the Indemnified Party, exceeds the amounts remaining in the Indemnity Escrow Account unless the Indemnifying Party sets aside the amount of such excess in an escrow arrangement reasonably acceptable to the indemnified party. If the Indemnified Party has been advised in writing by counsel that it may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Claim relating thereto, then the Indemnified Party shall be entitled, at the Indemnifying Party’s cost and expense, to separate counsel of its own choosing (but no more than one such separate counsel). In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Claim subject to this Section 8.5(a) and the records of each shall be reasonably available to the other with respect to such defense. Notwithstanding anything to the contrary in this Section 8.5(a), the control of the defense of any third-party claim for which the Buyer Indemnitees will seek recovery under the R&W Insurance Policy shall be subject to the provisions thereof.
(b)Non-Third Party Claims. With respect to any Claim for indemnification hereunder which does not involve a third-party claim, the Indemnified Party will give the Indemnifying Party written notice of such Claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within 30 days after receipt of notice of such Claim from the Indemnified Party. If the Indemnifying Party shall dispute such Claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 30-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to resolve such dispute within 30 days after the date such notice of dispute is received. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within 30 days after receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such Claim or disputes such Claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such Claim in full and to have waived any right to dispute such Claim.

(c)Payment of Claims. Once (i) the Indemnifying Party has acknowledged and agreed to pay any Claim pursuant to this Section 8.5, (ii) any dispute under this Section 8.5 has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and
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the Indemnified Party, or (iii) any dispute under this Section 8.5 has been finally resolved in favor of indemnification by order of a court of competent jurisdiction or other tribunal having jurisdiction over such dispute (each, a “Final Determination”), then the Indemnifying Party, within 10 days after the date of the Final Determination, shall execute a written instruction to the Escrow Agent or pay the amount of such Claim, as applicable, to the Indemnified Party to such account and in such manner as is designated in writing by the Indemnified Party.

8.6Exclusive Remedy. Except with respect to (i) Fraud, (ii) injunctive or equitable remedies contemplated by the Restrictive Covenants Agreement, (iii) specific performance or other non-monetary equitable relief to enforce the covenants, obligations and agreements under this Agreement, or (iv) with respect to the Dispute Resolution Procedure or the provisions of Section 2.3, the indemnification provided for in this Article 8 shall be the sole and exclusive remedy available to any Buyer Indemnitees or any Seller Indemnitees for any Losses (including any Losses from claims for breach of contract, tortious conduct (including negligence) against the Seller, Owner, or Buyer, as applicable, and whether predicated on common law, statute, strict liability, or otherwise) that such Person may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement or the transactions contemplated by this Agreement resulting from breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or failure by any party to this Agreement to perform or to comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement or the transactions contemplated hereby, and will be in lieu of all remedies available either at law or in equity. The rights and remedies provided by this Agreement and the Restrictive Covenants Agreement are cumulative and non-exclusive, and the availability or use of any one right or remedy by any party, will not preclude or waive the right to use any or all other remedies. For the avoidance of doubt, no provision in this Article 8 affects the ability of the Buyer to make any claim under the R&W Insurance Policy.
8.7Treatment of Indemnification Payments. To the extent permitted by Law, all indemnification payments made under this Agreement shall be treated by the parties for all relevant Tax purposes as an adjustment to the Purchase Price.

8.8Mitigation. Each of the parties will use, and cause its Affiliates to use, its commercially reasonable efforts to mitigate its respective Losses to the extent required by applicable Law. In the case of any indemnification for Losses under Section 8.1(a), the Buyer Indemnitees will not be entitled to recover the portion of such Losses from the Seller and the Owners if such Losses would reasonably be expected to have been recovered under the R&W Insurance Policy and/or a Tail Policy, but such coverage for such Losses was denied, pursuant to a final written determination by the applicable insurer, as a result of any Buyer Indemnitee, without the written consent of the Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed: (a) voluntarily canceling such policy prior to the limits under such policy being exhausted; (b) failing to maintain such policy prior to the limits under such policy being exhausted; or (c) failing to timely or properly make a claim under a policy in compliance with the express terms of such policy, to the extent such claim is specifically required to be made under any provision of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnitees will be entitled to recover Losses under
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Section 8.1(a) from the Seller and the Owners if (i) any of the Buyer Indemnitees make a material Claim under the R&W Insurance Policy and (ii) in connection with the resolution or settlement of such Claim, the R&W Insurance Policy is canceled or otherwise terminated.

8.9No Right of Contribution. Notwithstanding anything in this Agreement to the contrary, neither the Seller nor the Owners (in any capacity) will have any right to seek contribution or indemnification from the Buyer or the Company with respect to all or any breach by the Company prior to the Closing, or any breach by the Seller or the Owners of the representations, warranties, covenants or agreements in this Agreement or the Restrictive Covenants Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise.

8.10Limitations Qualified. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary (except with respect to the obligations of the Buyer Indemnitees to defend Claims under the provisions of Section 8.5), under no circumstance shall any Buyer Indemnitee be required to commence or maintain any suit, action (for the avoidance of doubt, action does not include the filing of an insurance claim pursuant to the terms of an insurance policy), proceeding or other litigation type action against any insurer or third party.

ARTICLE 9.

GENERAL PROVISIONS
9.1Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email, or by registered or certified mail (postage prepaid, return receipt requested) or commercial overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Buyer (or the Company after the Closing):

DLH Holdings Corp.
3565 Piedmont Road, NE, Building 3, Suite 700
Atlanta, Georgia 30305
Attn: Chief Executive Officer and Chief Financial Officer
E-mail: Zach.Parker@DLHcorp.com and Kathryn.Johnbull@DLHcorp.com

with a copy (which copy shall not constitute notice) to:

Holland & Knight LLP
1650 Tysons Boulevard, Suite 700
Tysons, VA 22102
Attn: Adam August and Lauren Benny
E-mail: adam.august@hklaw.com and lauren.benny@hklaw.com
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If to the Seller, the Owners or the Sellers’ Representative:

Anna L. Ryan

with a copy (which copy shall not constitute notice) to:

Odin, Feldman & Pittleman
1775 Wiehle Avenue
Suite 400
Reston, VA 20190
Attn: Michelle DiCintio
Email: michelle.dicintio@ofplaw.com

9.2Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
9.3Entire Agreement; Assignment; Failure of Certain Conditions. This Agreement, including the Exhibits and Disclosure Schedules thereto, together with the other Transaction Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including that certain Letter of Intent, dated August 13, 2020, by and among the Company, Owners and the Buyer. This Agreement shall not be assigned by any party hereto, by operation of Law or otherwise, without the prior written consent of the other parties; provided, that, upon its dissolution, the Seller may assign all or any portion of this Agreement to the Sellers’ Representative. Any attempted assignment which does not comply with the provisions of this Section 9.3 shall be null and void.

9.4Parties in Interest; Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to Buyer Indemnitees and Seller Indemnitees.

9.5Legal Counsel. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions
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contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement.

9.6Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia applicable to parties residing in the Commonwealth of Virginia, without regard to applicable principles of conflicts of law. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the United States District Court for the Eastern District of Virginia (Alexandria Division) or, if such court does not have jurisdiction, any Virginia state court located in or with jurisdiction in Fairfax County, in connection with any matter based upon or arising out of this Agreement (other than a dispute under Section 2.3, which is subject to the Dispute Resolution Procedure) or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the Commonwealth of Virginia for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

9.7Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

9.9Amendment. This Agreement may not be amended except by an instrument specifically referring to this Agreement signed by the parties hereto.

9.10Expenses. Except as expressly set forth in this Agreement, each of the Buyer on the one hand and the Seller and the Owners, for themselves and on behalf of the Company, on the other hand shall bear its own, respective fees and expenses incurred in connection with negotiating, executing and performing this Agreement and the transactions contemplated hereby (including, but not limited to, fees and disbursements of attorneys and financial advisors).

9.11Time.Time is of the essence in each and every provision of this Agreement.

9.12Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

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(a)words of the masculine or neuter gender shall include the masculine and/or feminine gender, and words in the singular number or in the plural number shall each include the singular number or the plural number;
(b)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(d)any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

(e)the phrases “delivered to the Buyer,” “made available to the Buyer” and similar phrases, when used herein, shall mean that a copy of the subject document was posted to the “Project Insight” electronic data room maintained by Intralinks in a folder location reasonably appropriate for such subject document in relation to the context in which such phrase is used and accessible by the Buyer, at least one (1) Business Day prior to the Closing, in connection with the transaction contemplated hereby;

(f)“including” (and with correlative meaning “include”) shall mean, in each case, including without limitation;

(g)relative to the determination of any period of time, “from” shall mean “from and including,” “to” shall mean “to but excluding” and “through” shall mean “through and including;”

(h)reference to any Law shall mean such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(i)the specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein;

(j)except when the context otherwise requires, the word “or” shall not be interpreted to be exclusive; and

(k)any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.
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The parties further acknowledge that: (i) this Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Disclosure Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
9.13Disclosure Schedules. The representations and warranties set forth in this Agreement which reference a “Schedule” are made and given subject to the applicable disclosure set forth in the Disclosure Schedules which corresponds to such representation and warranty. The Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any such representations or warranties or create a covenant. Any disclosure set forth in one section of the Disclosure Schedules shall be deemed to apply to each other section or subsection of the Disclosure Schedules to which it specifically refers and to such other sections or subsections to which it is reasonably apparent on the face of such disclosure that it applies, without reference to any underlying document or material and assuming no independent knowledge of the underlying document or material by the reader. The mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty shall not alone be deemed an admission of liability or obligation of the Company, the Seller or the Owners, as the case may be, or an admission or evidence that such item represents a material fact, event or circumstance nor shall it be deemed an admission of liability or obligation to any third party. No Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission that any such breach or violation has actually occurred. No reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter disclosed is material or such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. Any reference to a contract, statement, plan, report or other document of any kind in the Disclosure Schedules shall be deemed to be a disclosure thereof to the extent the applicable representation or warranty calls for a listing of the same and it shall not in such case be necessary to identify or reference specific provisions of such documents except to the extent necessary to clarify or qualify such disclosure.
9.14Post-Closing Representation. The parties hereto acknowledge and agree that Odin Feldman & Pittleman PC (“OFP”) has acted as special counsel to the Company in connection with the transactions contemplated hereby. The Buyer, on its and the Company’s behalf, expressly and knowingly consents to OFP representing the Seller, the Owners or the Sellers’ Representative in any matter after the Closing that is or may be adverse to the Buyer or the Company, including any matter arising out of this Agreement or any Transaction Document. This consent constitutes an advance waiver of any conflict of interest claim against OFP as a result of such firm representing the Company in connection with the transactions contemplated hereby. In addition, the Buyer hereby acknowledges that its consent and waiver under this
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paragraph is voluntary and informed, and that the Buyer has obtained independent legal advice with respect to this consent and waiver. Furthermore, the Buyer, on behalf of itself and the Company, expressly and knowingly (a) acknowledges and agrees that all communications between OFP and the officers, directors, officers and employees of the Company in connection with the transactions contemplated hereby (the “confidential communications”) are subject to the sole and absolute control of the Seller and the Owners, (b) waives any and all rights to obtain or otherwise control the disclosure of such confidential communications and (c) covenants and agrees not to assert any rights whatsoever with respect to such confidential communications in any litigation related matter adverse to the Seller or the Owners. The parties further agree that notwithstanding any Law to the contrary, all confidential communications between OFP and the Company, or its respective equity holders, officers or directors that occurred in the context of OFP’s representation of the Company prior to the Closing relating to transactions contemplated by this Agreement will, at the discretion of the Seller and the Owners, remain privileged after the Closing and such privilege shall belong to the Seller and the Owners and not the Company.

9.15Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by any other party of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

9.16Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, e-mail, DocuSign or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Pages follow.]

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IN WITNESS WHEREOF, the parties hereto have duly caused this Equity Purchase Agreement to be executed as of the date first above written.

                        THE BUYER:

                        DLH HOLDINGS CORP.

                        By:    /s Kathryn JohnBull
                        Name: Kathryn JohnBull
                        Title: Chief Financial Officer

                        THE COMPANY:

                        IRVING BURTON ASSOCIATES, llc

                        By: /s/ Anna L. Ryan
                            Anna L. Ryan
                            CEO

                        THE SELLER:

                        PROJECT INSIGHT HOLDINGS, INC.

                        By: /s/ Anna L. Ryan
                            Anna L. Ryan
                            CEO

                        THE OWNERS:

                        /s/ Anna L. Ryan
                        Anna L. Ryan

The P. Marshall Ryan 2007 Dynasty Trust

                        By:    /s/ John J. Sullivan
Name: John J. Sullivan, Vice President of The Northern Trust Company
                        Title: Trustee
{N0289150 }    [SIGNATURE PAGE OF EQUITY PURCHASE AGREEMENT]

                        THE SELLERS’ REPRESENTATIVE:

                        /s/ Anna L. Ryan
                        Anna L. Ryan

{N0289150 }    [SIGNATURE PAGE OF EQUITY PURCHASE AGREEMENT]

Exhibit A
Principles and Procedures

[see attached]

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Exhibit B
Escrow Agreement

[see attached]
{N0289150 }     <SSFnbr>#4747537v13</SSFnbr>

Exhibit C
R&W Insurance Policy

[see attached]

{N0289150 }     <SSFnbr>#4747537v13</SSFnbr>

Exhibit D

RESTRICTIVE COVENANTS AGREEMENT
THIS RESTRICTIVE COVENANTS AGREEMENT (this “Restrictive Covenants Agreement”) is being executed and delivered as of September 30, 2020, by Anna L. Ryan, individually, and The P. Marshall Ryan 2007 Dynasty Trust (the “Trust”, and the Trust and Anna L. Ryan collectively are referred to as the “Owners” and individually as an “Owner”), and Project Insight Holdings, Inc., a Virginia corporation (the “Seller”, and together with the Owners, collectively, the “Seller Parties”), in favor of and for the benefit of DLH Holdings Corp., a New Jersey corporation (“Buyer”), and its subsidiaries, including the Company (as defined below) following the Closing, and their respective successors and assigns.
WHEREAS, pursuant to an Equity Purchase Agreement dated as of even date herewith, by and among Buyer, the Seller, the Owners, Irving Burton Associates, LLC, a Virginia limited liability company (the “Company”), and the other parties thereto (the “Purchase Agreement”), the Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from the Seller, all of the issued and outstanding equity interests of the Company (the “Transaction”) effective as of the Closing. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.
WHEREAS, in connection with, and as a condition to the consummation of, the Transaction, and to enable Buyer to secure more fully the benefits of such Transaction, including the protection and maintenance of the goodwill and confidential information of the business of the Company, Buyer has required that the Seller Parties enter into this Restrictive Covenants Agreement.
WHEREAS, the Seller Parties are each entering into this Restrictive Covenants Agreement in order to induce Buyer to consummate the transactions contemplated by the Purchase Agreement, pursuant to which the Seller Parties will receive material benefits.
    NOW, THEREFORE, in order to induce Buyer to consummate the Transaction, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller Parties agrees as follows:
1.Restrictive Covenants.
(a)For a period of five (5) years following the Closing Date (the “Restricted Period”), no Seller or Owner will, directly or indirectly (individually or in combination with an Affiliate or immediate family member of such party), sell or provide products or services to any Customer that are (y) the same as or substantially similar to the products or services provided by the Company as of the Closing Date or within one year prior to the Closing Date, or (z) competitive with the products or services provided by the Company as of the Closing Date or within one year prior to the Closing Date (collectively, the “Competitive Services”), or assist any other Person in providing Competitive Services. For purposes of this Section 1(a), “assist any other Person” includes, but is not limited to, being an employee, independent contractor, consultant, advisor, shareholder, owner, Affiliate, partner, agent, investor, officer or director of such Person; provided that nothing contained in this Section 1 will prevent:
(i)an equity investment of not more than three percent (3%) in any Person whose securities are publicly traded and listed on a national stock exchange; or
(ii)an Owner from being employed directly by any Governmental Authority, other than any Customer, and provided, that, each Owner acknowledges and agrees that becoming employed by any Governmental Authority that is a Customer shall be deemed a violation of this Section 1(a).

(b)During the Restricted Period, no Seller or Owner will, directly or indirectly (individually or in combination with an Affiliate or immediate family member of such party), including by assisting any other Person to do any of the following:
(i)induce, solicit or attempt to induce or solicit any Customer to terminate or adversely modify such Customer’s Contracts or Government Contracts with the Company or otherwise interfere with, disrupt or attempt to interfere or disrupt, the relationship between the Company and such Customer;
(ii)induce, solicit or attempt to induce or solicit for employment or other services, hire or retain as an employee, independent contractor or consultant:

(A)any Person who was employed by the Company during the twelve (12) months immediately preceding the Closing Date and who was employed by the Company or any Affiliate thereof within six (6) months of the date of such solicitation, hiring, or retention; and
(B)any Person under contract as a consultant or independent contractor to the Company as of the Closing Date to terminate or adversely modify his, her or its business relationship with the Company or otherwise interfere with such relationship.

For purposes of this Section 1(b), prohibited solicitation shall not include the placement of a general advertisement or other publication of general circulation of job opportunities or requests for the services of consultants and independent contractors which are not targeted at the Company’s employees, contractors or consultants.
(c)During the Restricted Period, no Seller or Owner will, directly or indirectly (individually or in combination with an Affiliate or immediate family member of such party), including by assisting any other Person, interfere with or disrupt, or arrange to have any other Person interfere with or disrupt, any Person that was a vendor, supplier, distributor, agent or other service provider (not otherwise covered by Section 1(b)) of the Company as of the
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Closing Date or within one year prior to the Closing Date, for a purpose competitive with the products and services that are sold or provided by the Company to any Customer as of the Closing Date.
(d)For purposes of Sections 1(a)-(c), “Customer” means any Person which, or for which, at any time during the twelve (12) months immediately preceding (and including) the Closing Date, directly or indirectly to include the end customer in the case where the direct Customer is a prime contractor to a Governmental Authority (i) contracted for or received products or services from the Company, (ii) received a bid or proposal by the Company for the provision of products or services by the Company, or (iii) the Company was actively preparing a bid or proposal for the provision of products or services by the Company.  If the Company sells or provides products or services to a division, agency, sub-division, sub-agency, department, office, or other like smaller identifiable post within a customer (a “Division”) and if that Division was principally responsible for deciding to obtain those products or services, then only that Division shall be included within the term “Customer.” Notwithstanding anything to the contrary and for the avoidance of doubt, “Customer” shall include the Defense Health Agency and the United States Army Medical Research and Development Command (USAMRDC) including the Telemedicine & Advanced Technology and Research Center (TATRC).

(e)The Seller and each Owner will keep, and cause its representatives to keep, confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information (as defined below), and will not use such information for such party’s own benefit or for the benefit of any other Person (other than the Company and the Buyer, and their respective post-Closing Affiliates pursuant to the written request of the Buyer). As used in this Section 1(e), “Confidential Information” shall mean any information concerning the business and affairs of the Company, or the assets, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith. The obligations set forth in this Section 1(e) will not apply to any information that would otherwise constitute Confidential Information but that the Seller or the Owners can prove (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known in the industry through no fault or other wrongdoing of the Seller or the Owners or its and their representatives; or (iii) the Buyer or the Company agreed in writing that such Confidential Information could be disclosed. If the Seller or any Owner is requested or required pursuant to written or oral questions or requests for information or documents in any legal proceeding, judgment, interrogatory, civil investigation, or other similar process to disclose any Confidential Information, then, if legally permitted, the Seller or such Owner will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 1(e). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or such Owner is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, then the Seller or such Owner, as applicable, may disclose the Confidential Information to the Governmental Authority; provided, however, that the disclosing Seller or Owner shall use its, his or her reasonable best efforts to obtain, at the
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request and expense of the Buyer (to the extent such expenses are reasonable and documented), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. At the Closing, the Seller and each Owner shall deliver (or cause to be delivered) to the Buyer all Confidential Information (including the return of any electronic media or device in which such information is contained). Notwithstanding the foregoing, the Seller and each Owner shall be entitled to retain copies of financial statements, Tax Returns, and other records of the Company for periods through the Closing Date, which might reasonably be expected to be helpful to the Seller and/or Owner in connection with Tax filings, Tax audits, obtaining or guaranteeing loans, or other similar claims or proceedings, subject to the confidentiality obligations herein.

(f)From and after the Closing Date, neither the Seller, the Owners, nor any Affiliates of the Seller will use or have any rights to use any names, trademarks or logos of the Company or any derivatives thereof used or owned by the Company, except to the extent authorized by Buyer in writing.

2.Remedies.
(a)The Seller and each Owner acknowledges that the remedy at law for the Seller’s breach of any of the covenants contained in Sections 1(a) through (f) above may be inadequate, and that the damages flowing from such breach may not be readily susceptible to being measured in monetary terms.  Accordingly, upon any such breach or threatened breach, the Company and the Buyer will be entitled to injunctive relief (or other equitable relief) restraining any breach or further breach, without the necessity of proving actual damages or posting bond or security, which the Seller and the Owners expressly waive.  Nothing in this Section will be deemed to limit the Company’s or the Buyer’s remedies at law or in equity that may be pursued or availed of by the Company or the Buyer for any breach or threatened breach by the Seller or the Owners of any of the covenants contained in Sections 1(a) through (f).
(b)Each subsection of Section 1 constitutes a separate and distinct undertaking, covenant and/or provision hereof.  In the event that any provision of Section 1 shall finally be determined to be unlawful, such provision shall be deemed severed from this Restrictive Covenants Agreement, but every other provision of this Restrictive Covenants Agreement shall remain in full force and effect. If any provision of Section 1 or any part thereof, is found or held to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof will be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof will not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) the invalidity or unenforceability of such provision or part thereof will not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of Section 1.
3.Acknowledgment. The Seller and the Owners have carefully read and considered the provisions in Sections 1(a) through (f) and, having done so, hereby agree that the restrictions set
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forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Buyer and the Company. The Seller and the Owners acknowledge and agree, based upon the advice of legal counsel and its or her own education, experience and training, that (a) these restrictive covenants set forth in Section 1 are a material inducement to the Buyer to enter into the Purchase Agreement and is necessary for the Buyer to realize the Company’s goodwill, and consummate the transactions contemplated thereby, for which the Owners and the Seller will receive a substantial financial benefit, and (b) it would impair the goodwill of the Company and reduce the value of the assets of the Company and cause serious and irreparable injury if any Owner or Seller were to breach the obligations contained herein and the Buyer may not have an adequate remedy at law because of the unique nature of the Company’s products and services.
4.Integration and Non-Exclusivity. This Restrictive Covenants Agreement and the Purchase Agreement and the documents referenced herein and therein contain the entire agreement between the each of the Seller Parties and the Buyer concerning its subject matter and no other representations, promises, agreements or understandings, written or oral, concerning such subject matter will be of any force or effect. Notwithstanding the foregoing, the rights and remedies of the Buyer under this Restrictive Covenants Agreement are not exclusive of or limited by any other rights or remedies which they may have hereunder or in the Purchase Agreement.
5.Miscellaneous. Sections 9.1 (Notices), Section 9.4 (Parties in Interest; Successors and Assigns), Section 9.5 (Legal Counsel), Section 9.6 (Governing Law; Submission of Jurisdiction), Section 9.8 (Waiver of Trial by Jury), Section 9.9 (Amendment), Section 9.14 (Post-Closing Representation), Section 9.15 (Waiver), and Section 9.16 (Counterparts) shall each be expressly incorporated herein as if included herein and any reference in such sections to “this Agreement” shall mean this Restrictive Covenants Agreement.
(Signatures appear on the following page.)

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EXHIBIT 2.1
    IN WITNESS WHEREOF, the Seller Parties have duly executed and delivered this Restrictive Covenants Agreement as of the date first above written.

                            THE SELLER:

                            PROJECT INSIGHT HOLDINGS, INC.

                            By:
                            Anna L. Ryan
                            CEO

                            THE OWNERS:

                            Anna L. Ryan

The P. Marshall Ryan 2007 Dynasty Trust

                        By:
Name: John J. Sullivan, Vice President of The Northern Trust Company
                        Title: Trustee

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